As filed with the Securities and Exchange Commission on September 10, 2010

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tekmira Pharmaceuticals Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Columbia	2834	980597776
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100-8900 Glenlyon Parkway

Burnaby, British Columbia

Canada, V5J 5J8

(604) 419-3212

(Address and telephone number of Registrant’s principal executive offices)

National Registered Agents, Inc.

1780 Barnes Blvd. S.W. Bldg. G

Tumwater, Washington 98512-0410

(206) 381-8840

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Mark J. Murray Ian C. Mortimer Tekmira Pharmaceuticals 100-8900 Glenlyon Parkway Burnaby, British Columbia Canada, V5J 5J8 (604) 419-3212	R. Hector MacKay-Dunn, Q.C. Peter M. Roth Farris, Vaughan, Wills & Murphy LLP 2500-700 West Georgia Street Vancouver, British Columbia Canada, V7Y 1B3 (604) 684-9151	Alan C. Smith James D. Evans Fenwick & West LLP 1191 Second Avenue, 10th Floor Seattle, Washington 98101 (206) 389-4510

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐		upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑		at some future date (check the appropriate box below).

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee
Common Shares
Warrants to purchase Common Shares(4)
Units
Total	US$ 50,000,000	US$ 50,000,000	US$ 3,565(5)

(1)	There are being registered under this Registration Statement such indeterminate number of Common Shares (without par value) and Warrants to purchase Common Shares of the Registrant as shall have an aggregate initial offering price not to exceed US$50,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.
(2)	In United States dollars or the equivalent thereof as converted from Canadian dollars.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Also includes an indeterminate number of Common Shares (i) as may be issuable or deliverable upon exercise of Warrants, and (ii) as may be required for delivery upon exercise of any Warrants as a result of anti-dilution provisions.
(5)	Calculated in accordance with Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in all of the Provinces of Canada, except the Province of Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

This short form prospectus has been filed under legislation in all of the Provinces of Canada, except the Province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws or any such state.

No securities regulatory authority has expressed an opinion about their securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the issuer at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, Telephone: (604)419-3200 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New issue	September 10, 2010

TEKMIRA PHARMACEUTICALS CORPORATION

US$50,000,000

Common Shares

Warrants

Units

We may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the “Prospectus”) remains effective, up to US$50,000,000 in aggregate of our common shares (“Common Shares”), warrants to purchase Common Shares (“Warrants”) and/or units comprising any combination of the foregoing (“Units”) and, together with the Common Shares and Warrants, the “Securities”). We may offer Securities from time to time in one or more transaction in such amounts and, in the case of Warrants and/or Units, with such terms, as we may determine in light of prevailing market conditions at the time of sale.

The specific terms of any Securities offered will be described in supplements to this Prospectus (“Prospectus Supplement”), and may include specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus, including where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (ii) in the case of Warrants, the designation, the number of Warrants offered, the currency (which may be Canadian dollars or any other currency), the number of Common Shares that may be acquired upon the exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedure and any other specific terms; and (iii) in the case of Units, the designation, the number of Units offered, the offering price, the currency (which may be Canadian dollars or any other currency), the terms of the Units and of the securities comprising the Units and any other specific terms. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest. This Prospectus may not be used to offer securities unless accompanied by a Prospectus Supplement.

Our Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “TKM”, and we have applied to list our common shares on The NASDAQ Global Market (the “NASDAQ”). Listing on the NASDAQ will be subject to us fulfilling all the listing requirements of the NASDAQ. There is no market through which the Warrants and Units may be sold and purchasers may not be able to resell the Warrants or Units purchased under this Prospectus. This may affect the pricing of these securities in the secondary market, the transparency and availability of trading prices, the liquidity of these securities, and the extent of issuer regulation. See the “Risk Factors” section of this Prospectus and the applicable Prospectus Supplement.

In connection with our application for listing on the NASDAQ, we are proposing to complete a share consolidation in the range of between 3 and 5 common shares for one new common share. Completion of the share consolidation is subject to the approval of the TSX. See “Explanatory Note Related to Share Consolidation”.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Prospective investors should be aware that such requirements are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of US companies. Information regarding the impact upon our consolidated financial statements of significant differences between Canadian GAAP and accounting principles generally accepted in the United States (“US GAAP”) is contained in the Supplementary Notes (as defined herein) to our financial statements. See “Definitions and Presentation of Financial Information”. We intend to adopt US GAAP as our primary basis of financial reporting commencing on December 31, 2010. See “Management Discussion and Analysis of Financial Condition and Results of Operations – Accounting Pronouncements Affecting Future Periods”

Purchasing our securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and in any applicable Prospectus Supplement. See “Certain Income Tax Considerations”.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated under the laws of British Columbia, Canada, a majority of our officers and a significant number of our directors are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States and certain of the experts named in this Prospectus are residents of Canada and a substantial portion of our assets are located outside the United States. See “Enforceability of Civil Liabilities”.

All shelf information omitted from this shelf prospectus will be contained in one or more shelf Prospectus Supplements that will be delivered to purchasers together with the base shelf prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement before you invest in the securities.

Our business and an investment in the Securities involve significant risks. See “Risk Factors”.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus. We may sell Securities to or through underwriters, dealers, placement agents or other intermediaries or directly to purchasers through agents. The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale,

ii

at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, to the extent applicable, the offering price, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to Securities sold to or through underwriters will be named in the related Prospectus Supplement. See “Plan of Distribution”.

In connection with any offering of Securities (unless otherwise specified in a Prospectus Supplement), other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of the Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Securities.

This Prospectus contains references to both United States dollars and Canadian dollars. All references in this document to “dollars” or “$” are to Canadian dollars unless otherwise indicated. United States dollars are referred to as “US$”.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

iii

DEFINITIONS AND PRESENTATION OF FINANCIAL INFORMATION

As used in this Prospectus, references to:

•	“Company” means Tekmira Pharmaceuticals Corporation, a British Columbia company;

•	“Protiva” means Protiva Biotherapeutics Inc., a British Columbia company and a wholly-owned subsidiary of Tekmira; and

•	“We”, “us”, “our”, and “Tekmira” means Tekmira Pharmaceuticals Corporation and, depending on the context, includes Protiva.

We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with Canadian GAAP, and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of US companies. Information regarding the impact upon our consolidated financial statements of significant differences between Canadian GAAP and US GAAP are contained in: (i) Note 7 to our unaudited financial statements for the second quarter and first half of 2010 and 2009; and (ii) Note 19 to our audited financial statements for the first quarter of 2010, unaudited financial statements for the first quarter of 2009 and audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007 (collectively, the “Supplementary Notes”), which we have prepared in connection with, and are attached as exhibits to, the registration statement on Form F-10 that we have filed with the SEC (the “Registration Statement”), and have also incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

We intend to adopt US GAAP as our primary basis of financial reporting commencing on December 31, 2010. See “Management Discussion and Analysis of Financial Condition and Results of Operations – Accounting Pronouncements Affecting Future Periods”.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,” “anticipates,” “intends,” “budgets”, “could”, “estimates”, “expects”, “forecasts”, “projects” and similar expressions, and the negative of such expressions. Forward-looking statements in this Prospectus include statements about:

•	Tekmira’s strategy, future operations, clinical trials, prospects and plans of management;

•	RNAi product development programs;

•	estimates of the number of clinical development programs to be undertaken by Tekmira and its product development partners;

•	selection of additional product candidates;

•	timing of release of clinical data;

•	the quantum and timing of potential funding;

•	use of lipid nanoparticle (LNP) technology by Tekmira’s licensees (we have previously referred to our LNP technology as SNALP for Stable Nucleic Acid Lipid Particles);

•	the effects of Tekmira’s products on the treatment of high LDL cholesterol, cancer and ebola infection;

•	Tekmira’s expectations with respect to existing and future agreements with third parties; and

•	estimates of the length of time Tekmira’s business will be funded by its anticipated financial resources.

With respect to the forward-looking statements contained in this Prospectus, Tekmira has made numerous assumptions regarding, among other things: LNP’s status as a leading RNAi delivery technology; the effectiveness of Tekmira’s products as a treatment for high LDL cholesterol, cancer and ebola infection; the developmental milestones and approvals required to trigger funding for Tekmira’s products; results in non-human primates are indicative of the potential effect in humans; the effectiveness of Tekmira’s technology as a treatment for infectious diseases; Tekmira’s research and development capabilities and resources; FDA consent with respect to commencing clinical trials; FDA approval of Tekmira’s products; the timing and obtaining of regulatory approvals for Tekmira’s products; the timing and results of clinical data releases and use of LNP technology by Tekmira’s development partners and licensees; the timing required to complete research and product development activities; the timing and quantum of payments to be received under contracts with Tekmira’s collaborative partners; the sufficiency of budgeted capital expenditures in carrying out planned activities; Tekmira’s ability to protect its intellectual property rights and not to infringe on the intellectual property rights of others; the ability to succeed at establishing a successful commercialization program for any of Tekmira’s products; and the availability and cost of labour and services. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others:

•	the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of;

•

the FDA will not consent to the commencement of Tekmira’s planned clinical trials or approve the use of Tekmira’s products and generally, difficulties or delays in the progress, timing and results of clinical trials and studies;

•	the FDA may determine that the design and planned analysis of Tekmira’s clinical trials do not adequately address the trial objectives in support of Tekmira’s regulatory submissions;

•	future operating results are uncertain and likely to fluctuate;

•	Tekmira may not be able to develop and obtain regulatory approval for its products;

•	competition from other pharmaceutical or biotechnology companies;

•	Tekmira’s ability to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

•	economic and capital market conditions;

•	Tekmira’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others;

•	Tekmira’s research and development capabilities and resources will not meet current or expected demand;

•	Tekmira’s development partners and licensees conducting clinical trial and development programs will not result in expected results on a timely basis, or at all;

•	anticipated payments under contracts with Tekmira’s collaborative partners will not be received by Tekmira on a timely basis, or at all, or in the quantum expected by Tekmira;

•	pre-clinical trials may not be completed, or clinical trials started, when anticipated or at all;

•	pre-clinical and clinical trials may be more costly or take longer to complete than anticipated;

•	pre-clinical or clinical trials may not generate results that warrant future development of the tested drug candidate;

•	funding from research and product development partners may not be provided when required under agreements with those partners;

•	Tekmira may become subject to product liability or other legal claims for which the company has made no accrual on its financial statements;

•	Tekmira has not sufficiently budgeted for capital expenditures necessary to carry planned activities.

More detailed information about these and other factors is included in this Prospectus under the section entitled “Risk Factors” as well as in other documents incorporated by reference into this Prospectus. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward looking statements are based upon management’s beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada. You may obtain copies of the documents incorporated by reference in this Prospectus on request without charge from our Corporate Secretary at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, telephone: (604)419-3200, and are also available electronically on SEDAR at www.sedar.com.

The following documents, which we have filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference into and form an integral part of, this Prospectus:

(a)	our unaudited Canadian GAAP financial statements for the second quarter and first half of 2010 and 2009, including information regarding the impact upon such financial statements of significant differences between Canadian GAAP and US GAAP, filed on September 10, 2010 on SEDAR under the category “Other”;

(b)	our management’s discussion and analysis of financial condition and results of operations dated August 12, 2010 for the three and six month period ended June 30, 2010;

(c)	our material change report dated July 25, 2010 with respect to our contract with the United States Department of Defense Chemical and Biological Defense Program through the United States Army Space and Missile Defense Command to advance an RNAi therapeutic utilizing the Company’s lipid nanoparticle technology to treat Ebola virus infection;

(d)	our management proxy circular dated May 12, 2010, prepared in connection with the annual meeting of our shareholders held on June 23, 2010;

(e)	our annual information form dated March 31, 2010 for the fiscal year ended December 31, 2009;

(f)	our audited Canadian GAAP financial statements for the first quarter of 2010, unaudited financial statements for the first quarter of 2009 and audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, including information regarding the impact upon such financial statements of significant differences between Canadian GAAP and US GAAP, filed on September 10, 2010 on SEDAR under the category “Other”; and

(g)	our management’s discussion and analysis of financial condition and results of operations dated March 17, 2010 for the year ended December 31, 2009.

Any document of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectus Distributions of the Canadian Securities Administrators filed by us with a securities commission or any similar authority in Canada after the date of this Prospectus and during the currency of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. Any similar document filed by us with, or furnished by us to the United States Securities and Exchange Commission (the “SEC”) pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the Prospectus shall be deemed to be incorporated by reference in this Prospectus and filed as exhibits to the Registration Statement (in the case of any Report on Form 6-K, if and to the extent provided in such report).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, a securities commission or similar regulatory authority in Canada during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed, and including all disclosure in this Prospectus derived from the aforementioned filings, shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with a securities commission or similar regulatory authority in Canada during the term of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis, and including all disclosure in this Prospectus derived from the aforementioned filings shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management proxy circular relating to an annual meeting of holders of Common Shares being filed by us with a securities commission or similar regulatory authority in Canada during the term of this Prospectus, the information circular for the preceding annual meeting of holders of Common Shares and all disclosure in this Prospectus derived from the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We and our wholly-owned subsidiary, Protiva, are each incorporated under the laws of the Province of British Columbia, Canada, and all of our assets are located outside the United States. In addition, the majority of our officers and a significant number of our directors are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in US courts based upon the civil liability provisions of the US federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon US federal or state securities laws and as to the enforceability in Canadian courts of judgments of US courts obtained in actions based upon the civil liability provisions of US federal or state securities laws.

We filed with the SEC, concurrently with our Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed National Registered Agents, Inc. as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus.

EXPLANATORY NOTE RELATED TO SHARE CONSOLIDATION

In connection with our application for listing on the NASDAQ, we are proposing to complete a share consolidation in the range of between 3 and 5 common shares for one new common share, with fractional shares rounded down to the nearest whole share. All outstanding Common Shares and stock options to purchase Common Shares will be adjusted on the basis of this ratio upon the effectiveness of the share consolidation. Information presented in the Prospectus does not take into account this proposed share consolidation. Completion of the share consolidation is subject to the approval of the TSX.

CURRENCY AND EXCHANGE RATES

We use the Canadian dollar as our reporting currency. All references in this document to “dollars” or “$” are to Canadian dollars unless otherwise indicated.

The exchange rate between the Canadian dollar and the US dollar was CDN$1.029 per US$1.00 (or US$0.9718 per CDN$1.00) using the Bank of Canada noon exchange rate on July 31, 2010.

The average exchange rates for the financial periods of Tekmira listed above (based on the average exchange rate for each period using the average of the exchange rates on the last day of each month during the period in accordance with the exchange rates provided by the Bank of Canada) are as follows:

	Year ended December 31
	2009	2008	2007	2006	2005
Period end	$1.0466	$1.2246	$0.9881	$1.1653	$1.1659
Average	$1.1374	$1.0716	$1.0659	$1.1308	$1.2085
High	$1.3000	$1.2970	$1.1853	$1.1726	$1.2704
Low	$1.0292	$0.9719	$0.9170	$1.0990	$1.1507

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009	Three months ended March 31, 2010	Three months ended March 31, 2009
Period end	$1.0606	$1.1625	$1.0606	$1.1625	$1.0156	$1.2602
Average	$1.0395	$1.1509	$1.0419	$1.2033	$1.0444	$1.2558
High	$1.0778	$1.2643	$1.0778	$1.3000	$1.0734	$1.3000
Low	$0.9961	$1.0827	$0.9961	$1.0827	$1.0113	$1.1823

The high and low exchange rates between the Canadian dollar and the US dollar for the past six months (provided by the Bank of Canada) are as follows:

Month	Exchange rate CDN$ per US$1.00
	High	Low
July 2010	$1.0660	$1.0284
June 2010	$1.0606	$1.0199
May 2010	$1.0778	$1.0134
April 2010	$1.0201	$0.9961
March 2010	$1.0421	$1.0113
February 2010	$1.0734	$1.0420

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed the Registration Statement, of which this Prospectus forms a part, with the SEC. This Prospectus does not contain all the information set out in the Registration Statement. For further information about us and the Securities, please refer to the Registration Statement, including the exhibits to the Registration Statement.

We are a “foreign private issuer” as defined under US securities laws. As a result, although upon effectiveness of the Registration Statement we will become subject to the informational requirements of the Exchange Act, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic US issuers are subject to, including, the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K upon the occurrence of certain material events and the proxy rules under Section 14 of the Exchange Act. In addition, as a foreign private issuer we are exempt from the proxy solicitation rules under the Exchange Act. Furthermore, the insider reporting and short-profit provisions under Section 16 of the Exchange Act will not be applicable to us, therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer. We intend to fulfill all informational requirements that do apply to us as a foreign private issuer under the Exchange Act by filing the more limited version of the annual report for foreign private issuers on Form 20-F and current reports on Form 6-K with the SEC, which contains information disclosed in response to the informational requirements of the securities commissions or similar authorities in each of the provinces of Canada.

The reports and other information filed by us with the SEC can be inspected on the SEC’s website at www.sec.gov and such information can also be inspected and copies ordered at the public reference facilities maintained by the SEC at the following location: 100 F Street NE, Washington, D.C. 20549. You can also obtain copies of reports and other information that we file with the Canadian provincial securities commissions, which is available from the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system.

PROSPECTUS SUMMARY

The following summary highlights basic information about us. This summary does not contain all of the information you should consider before making a decision to purchase Securities. You should review this entire Prospectus carefully, including risks of investing in the Securities discussed in the “Risk Factors” section, our consolidated financial statements and notes thereto and the documents incorporated herein by reference.

Tekmira Pharmaceuticals Corporation

Our business strategy is to develop our own internal RNA (Ribonucleic acid) interference (“RNAi”) therapeutic product candidates and to support our pharmaceutical partners as they advance RNAi product candidates using our proprietary lipid nanoparticle (“LNP”) delivery technology. We have previously referred to our LNP technology as SNALP for Stable Nucleic Acid Lipid Particles.

RNAi is considered to be one of the most important discoveries in the field of biology in the last decade. The scientists who discovered the mechanism were awarded the 2006 Nobel Prize in Medicine for their discovery. RNAi is a naturally occurring process that takes place inside cells, whereby small interfering RNA (“siRNA”) molecules can profoundly suppress the production of specific proteins. Synthetic siRNA molecules are being developed as drug candidates to specifically suppress the production of disease-related proteins through RNAi. Sequencing of the human genome has provided information needed to design siRNA molecules directed against a wide range of disease-causing proteins.

RNAi therapeutic products have wide potential applicability as they can silence, or eliminate the production of disease causing proteins from cells, thus creating opportunities for therapeutic intervention that have not been achievable with conventional drugs. Development of RNAi therapeutic products is currently limited by the instability of the siRNA molecules in the bloodstream and the inability of these molecules to access target cells or organs, following intravenous, or systemic, administration, and their inability to gain entry into the cell cytoplasm, where they carry out their action. Delivery technology is necessary to protect these drugs in the blood stream following administration, allow efficient delivery to the target cells and facilitate cellular uptake.

Our LNP technology has been shown in preclinical studies to enable RNAi therapeutic products by overcoming these limitations, allowing efficient and selective ‘silencing’ or reduction of certain target proteins. We believe that we are strongly positioned to take advantage of the need for delivery technology that can efficiently encapsulate siRNA molecules and deliver them to sites of disease. We and our partners are advancing RNAi therapeutic product candidates using our LNP technology as the delivery vehicle to access target tissues and cells.

Our lead internal product candidates are:

•	TKM-ApoB, for the treatment of high cholesterol;

•	TKM-PLK1, for the treatment of cancer; and

•	TKM-Ebola for the treatment of Ebola infection.

In the field of RNAi therapeutic products, we have licensed our lipid nanoparticle delivery technology to Alnylam Pharmaceuticals Inc. (“Alnylam”) and Merck & Co., Inc. (“Merck”). Alnylam has granted non-exclusive access to some of our intellectual property to certain of its partners, including F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (together “Roche”), Regulus Therapeutics, Inc. (which is a joint venture between Alnylam and Isis Pharmaceuticals, Inc.) and Takeda Pharmaceutical Company Limited (“Takeda”). In addition, we have ongoing research relationships with Bristol-Myers Squibb Company (“BMS”), Pfizer Inc. (“Pfizer”), the US Army Medical Research Institute for Infectious Diseases (“USAMRIID”), and the United States National Cancer Institute. We also have a Transformational Medical Technologies contract with the US Department of Defense that supports the development of our TKM-Ebola product candidate. Outside the RNAi field, we have legacy licensing agreements with Hana Biosciences, Inc. (“Hana”) and Aradigm Corporation (“Aradigm”).

Our lead RNAi product candidates are TKM-ApoB, TKM-PLK1 and TKM-Ebola. Alnylam has granted us a worldwide license to their core technology and intellectual property for the discovery, development and commercialization of RNAi products directed to seven RNAi gene targets—three exclusive and four non-exclusive licenses. Two of the targets, ApoB and PLK1, have already been selected on a non-exclusive basis, and we may select up to five additional targets in the future.

TKM-ApoB, our lead RNAi therapeutic product candidate, is being developed as a treatment for patients with high levels of low-density lipoprotein (“LDL”), cholesterol, or “bad” cholesterol, who are not well served by current therapies. TKM-ApoB consists of siRNA designed to silence ApoB, encapsulated in a LNP formulation. TKM-ApoB is delivered to liver hepatocytes, the cells which produce ApoB, where the siRNA acts to silence the ApoB protein, resulting in a decrease in circulating LDL cholesterol. We have completed a Phase 1 clinical trial for TKM-ApoB. We had originally planned to initiate a Phase 1-2 clinical trial with a second generation TKM-ApoB product candidate before the end of 2010 but based on a review of non-clinical data we recently decided to delay the initiation of the next TKM-ApoB clinical trial.

Our second internal RNAi product candidate is called TKM-PLK1. TKM-PLK1 has been shown in preclinical animal studies to selectively kill cancer cells, while sparing normal cells in healthy tissue. TKM-PLK1 targets polo-like kinase 1, or PLK1, a protein involved in tumor cell proliferation and a validated oncology target. Inhibition of PLK1 prevents the tumor cell from completing cell division, resulting in cell cycle arrest and death of the cancer cell. We expect to initiate a Phase 1 clinical trial for TKM-PLK1 before the end of 2010 and we are evaluating opportunities to expand the development of TKM-PLK1, including initiating a clinical trial in collaboration with the United States National Cancer Institute (NCI).

Our third internal RNAi product candidate is called TKM-Ebola. Earlier this year, we announced the publication of a series of studies demonstrating the ability of an RNAi therapeutic utilizing our LNP technology (TKM-Ebola) to completely protect non-human primates from Ebola virus, a highly contagious and lethal human infectious disease. Our work in this area led to the award of a United States Government contract to continue the development of TKM-Ebola. The contract, which is funded under the Transformational Medical Technologies (“TMT”) program, is worth up to US$140.0 million for the development of TKM-Ebola through FDA approval. We have now formally initiated the TKM-Ebola program and we anticipate filing an IND for TKM-Ebola in the second half of 2011 to initiate a Phase 1 clinical trial.

Corporate Information

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

Summary Consolidated Financial Data

The following table presents selected financial data derived from Tekmira’s audited financial statements for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 and our audited interim financial statements for the first quarter of 2010 and unaudited interim financial statements for the second quarter and first half of 2010 and 2009 and the first quarter of 2009. You should read this information in conjunction with our financial statements for the periods presented, as well as “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus.

We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with Canadian GAAP, and they are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of US companies. Information regarding the impact upon our consolidated financial statements of significant differences between Canadian GAAP and US GAAP is contained in the Supplementary Notes, which have been attached as exhibits to the Registration Statement and incorporated by reference into this Prospectus. See “Definitions and Presentation of Financial Information”.

We intend to adopt US GAAP as our primary basis of financial reporting commencing on December 31, 2010. See “Management Discussion and Analysis of Financial Condition and Results of Operations – Accounting Pronouncements Affecting Future Periods”.

Canadian GAAP Summary Financial Information

(in thousands Canadian dollars, except per share amounts)

	Year Ended December 31
	2009	2008	2007	2006	2005
	$	$	$	$	$
Operating Data
Revenue	14,428	11,732	15,769	15,857	15,436
Expenses	23,921	25,057	13,155	17,817	22,356
Income (Loss) from operations	(9,493)	(13,325)	2,613	(1,960)	(6,920)
Net and comprehensive income (loss)	(9,765)	(14,261)	(2,558)	21,075	(9,360)
Weighted average number of common shares—basic(1)	51,629	40,582	23,848	19,283	19,283
Weighted average number of common shares—diluted(1)	51,629	40,582	23,848	19,290	19,283
Income (Loss) per common share—basic	(0.19)	(0.35)	(0.11)	1.09	(0.49)
Income (Loss) per common share—diluted	(0.19)	(0.35)	(0.11)	1.09	(0.49)
Balance Sheet Data
Total current assets	25,958	33,261	23,068	6,451	12,684
Total assets	43,923	51,530	24,593	7,034	21,480
Total liabilities	6,816	4,933	6,401	6,853	42,959
Share capital	229,427	229,412	195,317	180,238	180,238
Total Shareholders’ equity (deficiency)	37,106	46,598	18,192	181	(21,478)
Number of shares outstanding(1)	51,643	51,624	24,566	19,283	19,283

	Three Months Ended June 30		Six Months Ended June 30		Three Months Ended March 31
	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$
Operating Data
Revenue	2,316	3,778	4,782	6,658	2,466	2,881
Expenses	6,483	6,008	13,426	11,094	6,943	5,086
(Loss) from operations	(4,167)	(2,230)	(8,644)	(4,436)	(4,477)	(2,206)
Net and comprehensive (loss)	(4,211)	(2,251)	(8,629)	(4,326)	(4,417)	(2,076)
Weighted average number of common shares—basic	51,650	51,626	51,647	51,625	51,643	51,624
Weighted average number of common shares—diluted	51,650	51,626	51,647	51,625	51,643	51,624
(Loss) per common share—basic	(0.08)	(0.04)	(0.17)	(0.08)	(0.09)	(0.04)
(Loss) per common share—diluted	(0.08)	(0.04)	(0.17)	(0.08)	(0.09)	(0.04)
Balance Sheet Data
Total current assets	19,631	30,198	19,631	30,198	19,741	31,570
Total assets	37,278	48,352	37,278	48,352	37,766	50,144
Total liabilities	8,359	5,884	8,359	5,884	4,717	5,510
Share capital	229,467	229,413	229,467	229,413	229,427	229,413
Total Shareholders’ equity	28,919	42,468	28,919	42,468	33,049	44,633
Number of shares outstanding	51,667	51,626	51,667	51,626	51,644	51,626

(1)	On April 30, 2007, Inex’s (Tekmira’s predecessor company) common shares were consolidated on a basis of two current common shares for one new common share. Except as otherwise indicated, all references to common shares, common shares outstanding, average number of common shares outstanding, per share amounts and options in this document have been restated to reflect the common shares consolidation on a retroactive basis.

The Company prepares its financial statements in accordance with Canadian GAAP, which, as applied to the data presented in the table above, conforms in all material respects to US GAAP, except that the medical technology acquired as a result of the acquisition of Protiva on May 30, 2008 would, under US GAAP, be classified as in-process research and development and written off immediately as it has no alternative use. Under Canadian GAAP, the medical technology acquired from Protiva has been recorded as intangible assets and is being amortized over its estimated useful life.

US GAAP Summary Financial Information

(in thousands Canadian dollars, except per share amounts)

	Year Ended December 31
	2009	2008	2007	2006	2005
	$	$	$	$	$
Operating Data
Revenue	14,428	11,732	15,769	15,857	15,436
Expenses	22,905	40,716	13,155	17,817	22,356
Income (Loss) from operations	(8,477)	(28,984)	2,613	(1,960)	(6,920)
Net and comprehensive income (loss)	(8,749)	(29,920)	(2,558)	21,075	(9,360)
Weighted average number of common shares—basic(1)	51,629	40,582	23,848	19,283	19,283
Weighted average number of common shares—diluted(1)	51,629	40,582	23,848	19,290	19,283
Income (Loss) per common share—basic	(0.17)	(0.74)	(0.11)	1.09	(0.49)
Income (Loss) per common share—diluted	(0.17)	(0.74)	(0.11)	1.09	(0.49)
Balance Sheet Data
Total current assets	25,958	33,261	23,068	6,451	12,684
Total assets	29,279	35,871	24,593	7,034	21,480
Total liabilities	6,816	4,933	6,401	6,853	42,959
Share capital	229,427	229,412	195,317	180,238	180,238
Total Shareholders’ equity (deficiency)	22,463	30,938	18,192	181	(21,478)
Number of shares outstanding(1)	51,643	51,624	24,566	19,283	19,283

	Three Months Ended June 30		Six Months Ended June 30		Three Months Ended March 31
	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$
Operating Data
Revenue	2,316	3,778	4,782	6,658	2,466	2,881
Expenses	6,229	5,754	12,918	10,586	6,689	4,832
(Loss) from operations	(3,913)	(1,976)	(8,136)	(3,928)	(4,224)	(1,952)
Net and comprehensive (loss)	(3,957)	(1,997)	(8,121)	(3,818)	(4,163)	(1,822)
Weighted average number of common shares—basic	51,650	51,626	51,647	51,625	51,643	51,624
Weighted average number of common shares—diluted	51,650	51,626	51,647	51,625	51,643	51,624
(Loss) per common share—basic	(0.08)	(0.04)	(0.16)	(0.07)	(0.08)	(0.04
(Loss) per common share—diluted	(0.08)	(0.04)	(0.16)	(0.07)	(0.08)	(0.04)
Balance Sheet Data
Total current assets	19,631	30,198	19,631	30,198	19,741	31,570
Total assets	23,142	33,200	23,142	33,200	23,376	34,738
Total liabilities	8,359	5,884	8,359	5,884	4,717	5,510
Share capital	229,467	229,413	229,467	229,413	229,427	229,413
Total Shareholders’ equity	14,783	27,316	14,783	27,316	18,659	29,228
Number of shares outstanding	51,667	51,626	51,667	51,626	51,644	51,626

(1)	On April 30, 2007, Inex’s (Tekmira’s predecessor company) common shares were consolidated on a basis of two current common shares for one new common share. Except as otherwise indicated, all references to common shares, common shares outstanding, average number of common shares outstanding, per share amounts and options in this document have been restated to reflect the common shares consolidation on a retroactive basis.

We have never declared or paid any cash dividends.

RISK FACTORS

The purchase of Securities offered under this Prospectus involves risks which prospective purchasers should take into consideration when making a decision to purchase such Securities. Investors should carefully consider the risks described below, together with all of the other information included in this Prospectus and the documents incorporated by reference into this Prospectus, before making an investment decision. This discussion of risk factors will be updated from time to time in our subsequent filings with the Canadian securities regulatory authorities, including in subsequent annual and quarterly management’s discussion and analysis and annual information forms, and in any Supplemental Prospectus. If any of the following risks actually occurs or materializes, our business, financial condition or results of operations could be adversely affected, even materially adversely affected. In such an event, the trading price of our Securities could decline and you may lose part or all of your investment. You should not consider an investment in our Securities unless you are capable of sustaining an economic loss of the entire investment.

Risks Related to Our Business

Risks Related to Being an Early Stage Company

We are in the early stages of our development and because we have a short development history with RNAi, there is a limited amount of information about us upon which you can evaluate our RNAi business and prospects.

We have not begun to market or generate revenues from the commercialization of any products. We have only a limited history upon which one can evaluate our RNAi business and prospects as our RNAi therapeutic products are still at an early stage of development and thus we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:

•	execute product development activities using an unproven technology;

•	build and maintain a strong intellectual property portfolio;

•	gain acceptance for the development and commercialization of any product we develop;

•	develop and maintain successful strategic relationships; and

•	manage our spending as our expenses are expected to increase due to clinical trials, regulatory approvals and commercialization.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop products, raise capital, expand our business or continue our operations.

The approach we are taking to discover and develop novel drug products is unproven and may never lead to marketable drug products.

We intend to concentrate our internal research and development efforts in the future on RNAi technology, and our future success depends in part on the successful development of RNAi technology and products based on RNAi technology. While RNAi technology is based on a naturally occurring process that takes place inside cells, which can suppress the production of specific proteins, and has the potential to generate therapeutic drugs that take advantage of that process, neither we nor any other company has received regulatory approval to market a therapeutic product based on RNAi technology. The scientific discoveries that form the basis for our efforts to discover and develop new products are relatively new. While there are a number of RNAi therapeutics in development, very few product candidates based on these discoveries have ever been tested in humans and there can be no assurance that any RNAi therapeutic product will be approved for commercial use.

Further, our focus solely on RNAi technology for developing products, as opposed to multiple, more proven technologies for product development, increases our risks. If we are not successful in developing a product candidate using RNAi technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

Risks Related to Our Financial Results and Need for Financing

We will require substantial additional capital to fund our operations. If additional capital is not available, we may need to delay, limit or eliminate our research, development and commercialization processes and may need to undertake a restructuring.

At June 30, 2010 we had $11.3 million in working capital and $16.4 million in working capital excluding deferred revenue. We believe that our current funds on hand plus expected interest income and funds from our collaborative partners and the US Government will be sufficient to continue our product development into 2012. Within the next several years, substantial additional funds will be required to continue with the active development of our pipeline products and technologies. In particular, our funding needs may vary depending on a number of factors including:

•	revenues earned from our collaborative partnerships, including those with Alnylam and Roche;

•	revenues earned from our US Government contract to develop TKM-Ebola;

•	our decisions with respect to the in-licensing or acquisition of additional technology or intellectual property for the development of our RNAi therapeutic products;

•	the pace at which we continue to expand our staffing, research and development capabilities and operations in general;

•	the extent to which we continue development of, or can extract significant value from, our technologies;

•

our ability to attract and retain corporate partners and collaborators, and their effectiveness in working with us to carry out the development and ultimate commercialization of our product candidates;

•

the decisions, and the timing of decisions, made by health regulatory agencies, such as the Food and Drug Administration (“FDA”), and Health Canada, regarding our RNAi technology and other product candidates;

•	competing technological and market developments; and

•	our success in obtaining patent protection and enforcing our patent claims and other intellectual property rights.

We will seek to obtain funding to maintain and advance our business from a variety of sources including public or private equity or debt financing, collaborative arrangements with pharmaceutical companies and government grants or contracts. There can be no assurance that funding will be available on acceptable terms to permit further development of our products, if at all, especially in light of the current difficult climate for investment in early stage biotechnology companies. In addition, we have not established bank financing or commercial credit arrangements and there can be no assurance that we will be able to establish such arrangements or that bank financing can be arranged on satisfactory terms, or at all.

If adequate funding is not available, we may be required to delay, reduce or eliminate one or more of our research or development programs. We may need to obtain funds through arrangements with collaborators or others that may require us to relinquish most or all of our rights to product candidates at an earlier stage of development or on less favourable terms than we would otherwise seek if we were better funded. Insufficient financing may also mean failing to prosecute our patents or relinquishing rights to some of our technologies that we would otherwise develop or commercialize.

We have incurred losses in nearly every year since our inception and we anticipate that we will not achieve sustained profits for the foreseeable future. To date, we have had no product revenues.

With the exception of the year ended December 31, 2006, we have incurred losses since inception and have not received any revenues other than from research and development collaborations, license fees and milestone payments. From inception to June 30, 2010, we have an accumulated net deficit of $230.5 million. As we continue our research and development and clinical trials and seek regulatory approval for the sale of our product candidates, we do not expect to attain sustained profitability for the foreseeable future. We do not expect to achieve sustained profits until such time as strategic alliance payments, product sales and royalty payments, if any, generate sufficient revenues to fund our continuing operations. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to remain consistently profitable or increase our profitability.

Risks Related to Our Dependence on Third Parties

We expect to depend on our existing and new collaborators for a significant portion of our revenues and to develop, conduct clinical trials with, obtain regulatory approvals for, and manufacture, market and sell some of our product candidates. If these collaborations are unsuccessful, our business could be adversely affected.

We expect that we will depend in part on our Alnylam and Roche collaborations to fund our operations, especially in the near term. These two collaborations represented in the aggregate 98% and 93% of our operating revenue for the fiscal year 2009 and the first half of 2010, respectively. Furthermore, our strategy is to enter into various additional arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We may unable to continue to establish such collaborations, and any collaborative arrangements we do establish may be unsuccessful.

Should any collaborative partner fail to develop or ultimately successfully commercialize any of the products to which it has obtained rights, our business may be adversely affected. In addition, once initiated, there can be no assurance that any of these collaborations will be continued or result in successfully commercialized products. Failure of a collaborative partner to continue funding any particular program could delay or halt the development or commercialization of any products arising out of such program. In addition, there can be no assurance that the collaborative partners will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases targeted by our programs.

We expect the US Government to fund our TKM-Ebola program through to completion of a Phase 1 human safety clinical trial and possibly beyond that to FDA drug approval. The quantum and timing of funding may not be what we have projected and the US Government could cancel this funding at any time.

The contract we signed with the US Government on July 14, 2010 is for funding of up to US$34.7 million for our TKM-Ebola program through to the completion of a Phase 1 human safety clinical trial. The US Government may later extend the contract to cover the entire TKM-Ebola program through to FDA drug approval.

This is our first US Government contract of any notable size. Our lack of experience in dealing with the US Government brings uncertainty into our cash flow projections and uncertainty into our ability to execute the contract within US Government requirements. Furthermore, there is inherent risk in projecting cash flows years ahead for such a complex program.

The quantum and timing of funding for the TKM-Ebola program may not be what we have projected and under the terms of contract the US Government could cancel this funding, which is paid through monthly reimbursements, at any time.

We rely on third parties to conduct our clinical trials, and if they fail to fulfill their obligations, our development plans may be adversely affected.

We rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our clinical trials. We have contracted with, and we plan to continue to contract with, certain third parties to provide certain services, including site selection, enrolment, monitoring and data management services. Although we depend heavily on these parties, we do not control them and therefore, we cannot be assured that these third parties will adequately perform all of their contractual obligations to us. If our third-party service providers cannot adequately fulfill their obligations to us on a timely and satisfactory basis or if the quality or accuracy of our clinical trial data is compromised due to failure to adhere to our protocols or regulatory requirements, or if such third parties otherwise fail to meet deadlines, our development plans may be delayed or terminated.

We have no sales, marketing or distribution experience and would have to invest significant financial and management resources to establish these capabilities.

We have no sales, marketing or distribution experience. We currently expect to rely heavily on third parties to launch and market certain of our products, if approved. However, if we elect to develop internal sales, distribution and marketing capabilities, we will need to invest significant financial and management resources. For products where we decide to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

•	we may not be able to attract and build a significant marketing or sales force;

•	the cost of establishing a marketing or sales force may not be justifiable in light of the revenues generated by any particular product; and

•	our direct sales and marketing efforts may not be successful.

If we are unable to develop our own sales, marketing and distribution capabilities, we will not be able to successfully commercialize our products, if approved, without reliance on third parties.

We will rely on third-party manufacturers to manufacture our products (if approved) in commercial quantities, which could delay, prevent or increase the costs associated with the future commercialization of our products.

Our product candidates have not yet been manufactured for commercial use. If any of our product candidates becomes a product approved for commercial sale, in order to supply our or our collaborators’ commercial requirements for such an approved product, we will need to establish third-party manufacturing capacity. Any third-party manufacturing partner may be required to fund capital improvements to support the scale-up of manufacturing and related activities. The third-party manufacturer may not be able to establish scaled manufacturing capacity for any an approved product in a timely or economic manner, if at all. If any manufacturer is unable to provide commercial quantities of such an approved product, we will have to successfully transfer manufacturing technology to a new manufacturer. Engaging a new manufacturer for such an approved product could require us to conduct comparative studies or utilize other means to determine bioequivalence of the new and prior manufacturers’ products, which could delay or prevent our ability to commercialize such an approved product. If any of these manufacturers is unable or unwilling to increase its manufacturing capacity or if we are unable to establish alternative arrangements on a timely basis or on acceptable terms, the development and commercialization of such an approved product may be delayed or there may be a shortage in supply. Any inability to manufacture our products in sufficient quantities when needed would seriously harm our business.

Manufacturers of our approved products, if any, must comply with cGMP requirements enforced by the FDA and Health Canada through facilities inspection programs. These requirements include quality control, quality assurance, and the maintenance of records and documentation. Manufacturers of our approved products, if any, may be unable to comply with these cGMP requirements and with other FDA, Health Canada, state, and foreign regulatory requirements. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturer’s failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products, which would seriously harm our business.

Risks Related to Managing Our Operations

We are dependent on certain members of our management and scientific staff. The loss of services of one or more of these staff members could adversely affect us.

We depend on our senior executive officers as well as key scientific, management and other personnel. The competition for qualified personnel in the biotechnology field is intense. We rely heavily on our ability to attract and retain qualified managerial, scientific and technical personnel. While we currently have employment contracts with our key personnel and are not aware that any are planning to leave or retire, we may not be able to successfully attract and retain skilled and experienced personnel in the future. In particular, we rely on our President and Chief Executive Officer, Mark J. Murray, Ph.D., and our Executive Vice President and Chief Science Officer, Ian MacLachlan, Ph.D. Drs. Murray and

MacLachlan both joined us in May 2008 concurrent with the closing the business combination between Tekmira and Protiva and were both founders of and occupied positions of senior leadership at Protiva. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry and Dr. MacLachlan has been active in molecular therapeutics for more than a decade. If we were to lose either of their services, our ability to develop our technology, add to our pipeline, advance our product candidates and our ability to manage our operations and relationships with third parties would be adversely affected.

We may have difficulty managing our growth and expanding our operations successfully as we seek to evolve from a company primarily involved in discovery and pre-clinical testing into one that develops and commercializes products.

As product candidates we develop enter and advance through clinical trials, we will need to expand our development, regulatory, manufacturing, clinical and medical capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers and other organizations. Our ability to manage our operations and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems or controls.

We could face liability from our controlled use of hazardous and radioactive materials in our research and development processes.

We use certain radioactive materials, biological materials and chemicals, including organic solvents, acids and gases stored under pressure, in our research and development activities. Our use of radioactive materials is regulated by the Canadian Nuclear Safety Commission for the possession, transfer, import, export, use, storage, handling and disposal of radioactive materials. Our use of biological materials and chemicals, including the use, manufacture, storage, handling and disposal of such materials and certain waste products is regulated by a number of federal, provincial and local laws and regulations. Although we believe that our safety procedures for handling such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability.

Our business and operations could suffer in the event of information technology system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Increased costs associated with corporate governance compliance may significantly affect our results of operations.

Compliance with the Sarbanes-Oxley Act of 2002 will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require thorough documentation and evaluation of our internal control procedures. We expect this to increase our legal compliance and financial reporting costs. This could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur higher costs to obtain coverage. In addition, this could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating our regulatory obligations and cannot estimate the timing or extent of additional costs we may incur in this regard.

Our internal controls over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. As an early-stage company, our internal controls may be weaker than those of more established corporations.

Our current reporting on internal controls over financial reporting (“ICFR”), complies with Canadian public company requirements under National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings. Under National Instrument 52-109 our certifying officers can use whatever means they consider appropriate to satisfy themselves that disclosure of material weaknesses and changes in ICFR are appropriately disclosed in our Management’s Discussion and Analysis. To date, we have not reported any material weaknesses or changes in our ICFR. US public companies, however, are held to a higher standard, and must obtain a report on their ICFR from an independent auditor. In 2010, we will begin the process of augmenting our documentation and evaluation of our ICFR in order to allow management to report on, and our independent auditors to attest to, such controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the US Securities Exchange Commission promulgated thereunder. The adequacy of our ICFR in meeting Section 404 must be assessed by management for each year commencing with the year ending December 31, 2011. We have not tested our internal controls over financial reporting in accordance with Section 404. If we were unable to implement the appropriate controls and procedures required by Section 404 in a timely manner or otherwise to comply with Section 404, management might not be able to certify, and our independent registered public accounting firm might not be able to report on, the adequacy of our internal controls over financial reporting. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel.

Risks Related to Our Industry

Risks Related to Development, Clinical Testing and Regulatory Approval of Our Product Candidates

The manufacture and sale of human therapeutic products are governed by a variety of statutes and regulations. There can be no assurance that our product candidates will obtain regulatory approval.

To obtain marketing approval, US and Canadian laws require:

•	controlled research and human clinical testing;

•	establishment of the safety and efficacy of the product for each use sought;

•	government review and approval of a submission containing manufacturing, preclinical and clinical data;

•	adherence to Good Manufacturing Practice Regulations during production and storage; and

•	control of marketing activities, including advertising and labelling.

The product candidates we currently have under development will require significant development, preclinical and clinical testing and investment of significant funds before their commercialization. Some of our product candidates, if approved, will require the completion of post-market studies. There can be no assurance that such products will be developed. The process of completing clinical testing and obtaining required approvals is likely to take a number of years and require the use of substantial resources. If we fail to obtain regulatory approvals, our operations will be adversely affected. Further, there can be no assurance that future product candidates will be shown to be safe and effective in clinical trials or receive applicable regulatory approvals.

Other markets have regulations and restrictions similar to those in the US and Canada. Investors should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which affects our business.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product candidate.

We must demonstrate our product candidates’ safety and efficacy in humans through extensive clinical testing. Our research and development programs are at an early stage of development. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of any products, including the following:

•	the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

•	safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

•	after reviewing test results, we or our collaborators may abandon projects that we might previously have believed to be promising;

•	we, our collaborators or regulators, may suspend or terminate clinical trials because the participating subjects or patients are being exposed to unacceptable health risks; and

•	our product candidates may not have the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. The data collected from our clinical trials may not be sufficient to support approval of our product candidates by the regulatory authorities. The clinical trials of our product candidates may not be completed on schedule, and the regulatory authorities may not ultimately approve any of our product candidates for commercial sale. If we fail to adequately demonstrate the safety and efficacy of a product candidate, this would delay or prevent regulatory approval of the product candidate, which could prevent us from achieving profitability.

It may take us longer than we are currently projecting to complete our clinical trials, and we may not be able to complete them at all.

Although for planning purposes we project the commencement, continuation and completion of our clinical trials, a number of factors, including scheduling conflicts with participating clinicians and clinical institutions, and difficulties in identifying or enrolling patients who meet trial eligibility criteria, may cause significant delays. We may not commence or complete clinical trials involving any of our product candidates as projected or may not conduct them successfully.

We rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or if we experience delays in, any of our planned clinical trials, our ability to conduct business as currently planned could be harmed.

Even if we achieve regulatory approval, future regulatory reviews or inspections may result in the suspension or withdrawal of one or more of our products, closure of a facility or enforcement of substantial fines.

If regulatory approval to sell any of our product candidates is received, regulatory agencies may, nevertheless, limit the categories of patients who can use them. In addition, regulatory agencies subject a marketed product, its manufacture and the manufacturers’ facilities to continual review and periodic inspection. If previously unknown problems with a product or manufacturing and laboratory facility are discovered or we fail to comply with applicable regulatory approval requirements, a regulatory agency may impose restrictions on that product or on us. The agency may require the withdrawal of the product from the market, closure of the facility or enforcement of substantial fines.

Our ability to successfully commercialize human therapeutic products may depend in part on reimbursement for the cost of such products and related treatments from government health administration authorities, private health coverage insurers and other organizations.

Third-party payers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and adequate third-party coverage may not be available to establish price levels sufficient for us to realize an appropriate return on our investment in product development. When we partner our product candidates we will typically be relying on that partner to obtain cost reimbursement from third parties for the product candidate.

Product candidates we develop, if approved for marketing, may be slow to achieve market acceptance or gain market acceptance at all.

The product candidates that we are trying to develop will compete with a number of drugs and therapies currently on the market, as well as products currently under development. The rate and degree of market acceptance of our products will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantage over alternative treatments. There is no assurance that physicians, patients or the medical community in general will accept and utilize any products that we may develop.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health-care providers, pharmaceutical companies, or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

Although we currently have product liability insurance coverage for our clinical trials for expenses or losses, our insurance coverage is limited to US$10 million per occurrence, and US$10 million in the aggregate, and may not reimburse us or may not be sufficient to reimburse us for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Risks Related to Patents, Licenses and Trade Secrets

Other companies or organizations may assert patent rights that prevent us from developing or commercializing our products.

RNA interference is a relatively new scientific field that has generated many different patent applications from organizations and individuals seeking to obtain patents in the field. These applications claim many different methods, compositions and processes relating to the discovery, development and commercialization of RNAi therapeutic products. Because the field is so new, very few of these patent applications have been fully processed by government patent offices around the world, and there is a great deal of uncertainty about which patents will be issued, when, to whom, and with what claims. It is likely that there will be litigation and other proceedings, such as interference and opposition proceedings in various patent offices, relating to patent rights in the RNAi field.

In addition, there are many issued and pending patents that claim aspects of siRNA chemistry technology that we may need to apply to our product candidates. There are also many issued patents that claim genes or portions of genes that may be relevant for siRNA drug products we wish to develop. Thus, it is possible that one or more organizations will hold patent rights to which we will need a license. If those organizations refuse to grant us a license to such patent rights on reasonable terms, we will not be able to market products or perform research and development or other activities covered by these patents.

Our patents and patent applications may be challenged and may be found to be invalid, which could adversely affect our business.

Certain Canadian, US and international patents and patent applications we own are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. For example, no consistent policy has emerged for the breadth of biotechnology patent claims that are granted by the US Patent and Trademark Office or enforced by the US federal courts. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Also, we face the following intellectual property risks:

•	some or all patent applications may not result in the issuance of a patent;

•	patents issued may not provide the holder with any competitive advantages;

•	patents could be challenged by third parties;

•	the patents of others could impede our ability to do business;

•	competitors may find ways to design around our patents; and

•	competitors could independently develop products which duplicate our products.

A number of industry competitors and institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in the introduction of products, or could find that the development, manufacture or sale of products requiring such licenses is prohibited. In addition, we could incur substantial costs in defending patent infringement suits brought against us or in filing suits against others to have such patents declared invalid.

As publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain we or any licensor was the first creator of inventions covered by pending patent applications or that we or such licensor was the first to file patent applications for such inventions. If we were to participate in interference proceedings declared by the US Patent and Trademark Office to determine priority of invention, this could result in substantial costs, even if the eventual outcome were favourable. There can be no assurance that our patents, if issued, will be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.

Our business depends on our ability to use RNAi technology that we have licensed or will in the future license from third parties, including Alnylam, and, if these licenses were terminated or if we were unable to license additional technology we may need in the future, our business will be adversely affected.

We currently hold licenses for certain technologies that are or may be applicable to our current and subsequent product candidates. These include licenses to core siRNA patents held or applied for by Alnylam and certain lipid nanoparticle delivery technologies from the University of British Columbia (UBC). The Alnylam licenses are subject to termination if we were to challenge the validity of Alnylam patents licensed to us or otherwise applicable to products Alnylam may develop or commercialize under licenses from us, or in the event of a breach by us of the licenses or of certain of our other agreements with Alnylam, if we fail to cure the breach following notice and the passage of a cure period. The UBC license is subject to termination with respect to one or more particular patents if we and Alnylam were to cease patent prosecution or maintenance activities with respect to such patent(s), or in the event of a breach by us of the license, if we fail to cure the breach following notice and the passage of a cure period. There can be no assurance that these licenses will not be terminated. We may also need to acquire additional licenses in the future to technologies developed by others, including Alnylam. For example, our agreement with Alnylam allows us to develop products on our own, using specified intellectual property held by Alnylam, with respect to up to seven gene targets. We have selected two of these gene targets, ApoB and PLK1, for which our licenses from Alnylam are non-exclusive. We have rights to select the gene targets for up to two more non-exclusive licenses from Alnylam, and, in addition, for up to three licenses that will be on an exclusive basis. These additional five gene targets will be available to us only if they have not been previously selected by Alnylam or one of its other partners. This will limit the targets available for selection by us, and we may never be able to select gene targets or may be required to make our selection from gene targets that have minimal commercial potential. Furthermore, future license agreements may require us to make substantial milestone payments. We will also be obligated to make royalty payments on the sales, if any, of products resulting from licensed RNAi technology. For some of our licensed RNAi technology, we are responsible for the costs of filing and prosecuting patent applications. The termination of a license or the inability to license future technologies on acceptable terms may adversely affect our ability to develop or sell our products.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

There has been significant litigation in the biotechnology industry over patents and other proprietary rights, and if we become involved in any litigation it could consume a substantial portion of our resources, regardless of the outcome of the litigation. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license, grant cross-licenses, and pay substantial royalties in order to continue to manufacture or market the affected products. We cannot assure you we would prevail in any legal action or that any license required under a third-party patent would be made available on acceptable terms, if at all. In addition, uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to continue our operations. Ultimately we could be prevented from commercializing a product or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights, which could have a material adverse effect on our business, financial condition, and operating results.

Confidentiality agreements with employees and others, including collaborators, may not adequately prevent disclosure of trade secrets and other proprietary information.

Much of our know-how and RNAi technology may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. In order to protect our proprietary RNAi technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, vendors, consultants, outside scientific collaborators and sponsored researchers, and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Competition

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to successfully commercialize any product candidates that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•	product candidates that are based on previously tested or accepted technologies;

•	products that have been approved or are in late stages of development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

We will face intense competition from products that have already been approved and accepted by the medical community for the treatment of the conditions for which we are currently developing products. We also expect to face competition from new products that enter the market. We believe a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop products. These products, or other of our competitors’ products, may be more effective, safer, less expensive or marketed and sold more effectively, than any products we develop.

We are aware of other companies developing drugs to treat high cholesterol, some with compounds at a later stage of development than our product candidate TKM-ApoB. There are several drugs currently approved for treatment of high cholesterol including the statins, such as Lipitor and Crestor, fibrates and bile acid sequestrant drugs. Many new agents are in development for the treatment of high cholesterol including an antisense drug targeting ApoB (mipomersen, ISIS 301012) which is being developed by Isis Pharmaceuticals, Inc. and Genzyme Corporation. Mipomersen has shown promising clinical activity in recently completed Phase 3 studies and according to Genzyme drug approval will be sought in 2011.

There are also a large number of companies that are developing new agents for use in cancer therapy including RNAi therapeutics, and there are other companies developing small molecule drugs designed to inhibit the PLK1 target, including Boehringer Ingelheim. These agents may be competitive with our product candidate TKM-PLK1.

If we successfully develop product candidates, and obtain approval for them, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the ease with which our products can be administered and the extent to which patients accept new routes of administration;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	price;

•	reimbursement coverage; and

•	patent position.

Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the diseases we are targeting and may target could make our product candidates noncompetitive, obsolete or uneconomical.

We face competition from other companies that are working to develop novel products using technology similar to ours. If these companies develop products more rapidly than we do or their technologies, including delivery technologies, are more effective than ours, then our ability to successfully commercialize products will be adversely affected.

In addition to the competition we face from competing products in general, we also face competition from other companies working to develop novel products using technology that competes more directly with our own. There are multiple companies that are working in the field of RNAi, including major pharmaceutical companies such as Roche, Novartis International AG, Takeda Pharmaceutical Company Limited, and Merck, and biotechnology companies such as Alnylam, Quark Pharmaceuticals, Inc., Silence Therapeutics plc, Calando Pharmaceuticals Inc., Marina Biotech, Inc., RXi Pharmaceuticals Corporation, and Opko Health, Inc. Any of these companies may develop its RNAi technology more rapidly and more effectively than we do or may develop products against the same target or disease indication that we are pursuing.

We also compete with companies working to develop antisense-based drugs. Like RNAi therapeutic products, antisense drugs target messenger RNAs, or mRNAs, in order to suppress the activity of specific genes. Isis Pharmaceuticals, Inc. is the developer of a currently approved antisense drug and has several antisense product candidates in clinical trials. Isis has also licensed its antisense technology to a number of other companies that are developing antisense-based drugs. The development of antisense drugs is more advanced than that of RNAi therapeutic products, and antisense technology may become the preferred technology for products that target mRNAs to silence specific genes.

In addition to competition with respect to RNAi and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver siRNAs to the relevant cell and tissue types. Our competitors may develop safer and more effective means to deliver siRNAs to the relevant cell and tissue types than our existing lipid nanoparticle delivery technology, and our ability to successfully commercialize our products would be adversely affected. In addition, substantial resources are being expended by third parties in the effort to discover and develop alternative means of delivering siRNAs into the relevant cell and tissue types, both in academic laboratories and in the corporate sector. Some of our competitors have substantially greater resources than we do, and if our competitors are able to negotiate exclusive access to those delivery solutions developed by third parties, we may be unable to successfully commercialize our product candidates.

Risks Related to the Issuance of Securities under the Prospectus

If our stock price fluctuates, purchasers of our common shares could incur substantial losses.

The market price of our common shares may fluctuate significantly in response to factors that are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of pharmaceutical and biotechnology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common shares, which could cause purchasers of our common shares to incur substantial losses.

We are incorporated in Canada and all of our assets, the majority of our officers and a significant number of our directors reside outside the United States, with the result that it may be difficult for investors to enforce any judgments obtained against us or some of our directors or officers.

We and our wholly-owned subsidiary, Protiva, are each incorporated under the laws of the Province of British Columbia and all of our assets are located outside the United States. In addition, the majority of our officers and a significant number of our directors are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. While we have appointed National Registered Agents, Inc. as our agent for service of process to effect service of process within the United States upon us, it may not be possible for you to enforce against us or those persons in the United States, judgments obtained in US courts based upon the civil liability provisions of the US federal securities laws or other laws of the United States. In addition, there is doubt as to whether original action could be brought in Canada against us or our directors or officers based solely upon US federal or state securities laws and as to the enforceability in Canadian courts of judgments of US courts obtained in actions based upon the civil liability provisions of US federal or state securities laws.

As a foreign private issuer, we are subject to different United States securities laws and rules than a domestic United States issuer, which may limit the information publicly available to our shareholders.

We are a “foreign private issuer” as defined under US securities laws. As a result, although upon effectiveness of the Registration Statement we will become subject to the informational requirements of the Exchange Act, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic US issuers are subject to, including, the annual report on Form 10-K, quarterly report on Form 10-Q, current reports on Form 8-K upon the occurrence of certain material events and the proxy rules under Section 14 of the Exchange Act. In addition, as a foreign private issuer we are exempt from the proxy solicitation rules under the Exchange Act. Furthermore, the insider reporting and short-profit provisions under Section 16 of the Exchange Act will not be applicable to us, therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our common shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer. We intend to fulfill all informational requirements that do apply to us as a foreign private issuer under the Exchange Act by filing the more limited version of the annual report for foreign private issuers on Form 20-F and current reports on Form 6-K with the SEC, which contains information disclosed in response to the informational requirements of the securities commissions in all provinces of Canada.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a foreign private issuer, a majority of our common shares must be either directly or indirectly owned by non-residents of the United States, unless we satisfy all of the additional requirements necessary to preserve this status. We may in the future lose our foreign private issuer status if a majority of our common shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status. If we are not a foreign private issuer, we would not be eligible to use certain foreign issuer forms and would be required to file periodic and current reports and registration statements on United States domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers. Further, if we engage in capital raising activities after losing our foreign private issuer status, there is a higher likelihood that investors may require us to file resale registration statements with the SEC as a condition to any such financing.

We are classified as a passive foreign investment company for United States tax purposes, which may have adverse tax consequences for all US holders of our shares.

We are classified for United States income tax purposes as a passive foreign investment company. This means that any dividends we pay you may be taxed as ordinary income and not at preferential qualifying dividend tax rates, and upon any sale of our common shares, any capital gain may be taxed as ordinary income and not at preferential capital gains rates. This will continue to be true even after we commence active operations. The US federal income tax consequences to a US holder on the acquisition, ownership and disposition of common shares will also depend on whether such US holder makes an election to treat us as a qualified electing fund, or QEF, under Section 1295 of the US internal revenue code or a mark-to-market election under Section 1296 of the US internal revenue code.

Our articles and certain Canadian laws could delay or deter a change of control.

Our preferred shares are available for issuance from time to time at the discretion of our board of directors, without shareholder approval. Our articles allow our board, without shareholder approval, to determine the special rights to be attached to our preferred shares, and such rights may be superior to those of our common shares.

In addition, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act in Canada. This legislation permits the Commissioner of Competition of Canada to review any acquisition of a significant interest in us. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

The exercise of all or any number of outstanding stock options, the award of any additional options, bonus shares or other stock-based awards or any issuance of shares to raise funds or acquire a business may dilute your common shares.

We have in the past and may in the future grant to some or all of our directors, officers and employees options to purchase our common shares and other stock-based awards as non-cash incentives to those persons. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

Any additional issuance of shares or a decision to acquire other businesses through the sale of equity securities, may dilute our investors’ interests, and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. Such issuance may cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the price of our common shares or a change in control.

We do not expect to pay dividends for the foreseeable future.

We have not paid any dividends to date and we do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest future earnings, if any, in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common shares, and shareholders may be unable to sell their shares on favourable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common shares. Prospective investors seeking or needing dividend income or liquidity should not purchase our common shares.

The value of our securities, including our common shares, might be affected by matters not related to our operating performance and could subject us to securities litigation.

The value of our common shares may be reduced for a number of reasons, many of which are outside of our control:

•	general economic and political conditions in Canada, the United States and globally;

•	governmental regulation of the health care and pharmaceutical industries;

•	failure to achieve desired drug discovery outcomes by us or our collaborators;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, drug targets and skilled personnel;

•	the need to obtain required approvals from regulatory authorities;

•	revenue and operating results failing to meet expectations in any particular period;

•	investor perception of the health care and pharmaceutical industries;

•	limited trading volume of our common shares;

•	announcements relating to our business or the businesses of our competitors; and

•	our ability or inability to raise additional funds.

In the past, companies that have experienced volatility in their value have been the subject of securities class action litigation. There can be no assurance that we will not become involved in securities class action litigation in the future. Such litigation often results in substantial costs and diversion of management’s attention and resources.

Our common shares have no prior trading history in the United States, and an active market may not develop.

Our common shares are currently listed in Canada on the TSX but are not listed on any US stock exchange, so there has been a limited public market in the United States for our common shares. We have applied to list our shares on the NASDAQ. As liquidity and trading patterns of securities listed on the TSX may be substantially different from those of securities listed on the NASDAQ, historical trading prices may not be indicative of the prices at which our shares will trade in the future. Although we have applied to have our common shares listed in the United States on the NASDAQ, there is no guarantee that our listing application will be approved or, if approved, that an active trading market for our shares will develop or be sustained in the United States following the listing. If an active market for our common shares does not develop, it may be difficult for US residents to sell shares without depressing the market price for the shares, or at all.

Additionally, each issuance of Warrants and Units will be a new issue of securities with no established trading market, and we do not currently intend to list them on any securities exchange. A dealer may intend to make a market in the Warrants after their issuance pursuant to this Prospectus; however, a dealer may not be obligated to do so and may discontinue such market making at any time. As a result, there can be no assurance that an active trading market will develop. In addition, subsequent to their initial issuance, the Warrants and Units may trade at a discount to their initial offering price, depending upon the value of the underlying Common Shares and upon our prospects or the prospects for companies in our industry generally and other factors, including those described herein.

A large number of Common Shares may be issued and subsequently sold upon the exercise of the Warrants. The sale or availability for sale of these Warrants may depress the price of our Common Shares.

The number of Common Shares that will be initially issuable upon the exercise of Warrants will be determined by the particular terms of each issue of Warrants and will be described in the relevant Prospectus Supplement. To the extent that purchasers of Warrants sell Common Shares issued upon the exercise of the Warrants, the market price of our Common Shares may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of Common Shares underlying the Warrants may cause shareholders to sell their Common Shares, which could further contribute to any decline in the Common Share price.

The sale of Common Shares issued upon exercise of the Warrants could encourage short sales by third parties which could further depress the price of the Common Shares.

Any downward pressure on the price of Common Shares caused by the sale of Common Shares issued upon the exercise of the Warrants could encourage short sales by third parties. In a short sale, a prospective seller borrows Common Shares from a shareholder or broker and sells the borrowed Common Shares. The prospective seller hopes that the Common Share price will decline, at which time the seller can purchase Common Shares at a lower price for delivery back to the lender. The seller profits when the Common Share price declines because it is purchasing Common Shares at a price lower than the sale price of the borrowed Common Shares. Such sales could place downward pressure on the price of our Common Shares by increasing the number of Common Shares being sold, which could further contribute to any decline in the market price of our Common Shares.

An investment in the Securities have tax consequences

Prospective purchasers should be aware that the acquisition of the Securities may have tax consequences both in the United States and Canada. Prospective purchasers should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities for a discussion of the material tax consequences of purchasing such Securities. However, such consequences may not be described fully in any applicable Prospectus Supplement. A purchaser should consult his or her own tax advisers with respect to the tax consequences of the acquisition, ownership, and disposition of Securities as may apply to his or her particular circumstances.

TEKMIRA PHARMACEUTICALS CORPORATION

Tekmira was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”), on October 6, 2005 and commenced active business on April 30, 2007 when Tekmira and its parent company, Inex Pharmaceuticals Corporation, were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The Reorganization saw Inex’s entire business transferred to and continued by Tekmira.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

OUR BUSINESS

Business Strategy

Our business strategy is to develop our own internal RNA (Ribonucleic acid) interference (“RNAi”) therapeutic product candidates and to support our pharmaceutical partners as they advance RNAi product candidates using our lipid nanoparticle delivery technology.

Technology, product development and licensing agreements

Our therapeutic product pipeline consists of product candidates being developed internally with our research and development resources. We also support the development of some of our partners’ product candidates and are developing an Ebola antiviral (TKM-Ebola) under a Transformational Medical Technologies contract with the US Department of Defense. Our focus is on advancing product candidates that utilize our proprietary lipid nanoparticle technology (“LNP”) technology, for the delivery of RNAi drug products. We have previously referred to our LNP technology as SNALP for Stable Nucleic Acid Lipid Particles. These product candidates are intended to treat diseases through a process known as RNAi which prevents the production of proteins that are associated with various diseases.

Our lead internal product candidates are:

•	TKM-ApoB, for the treatment of high cholesterol;

•	TKM-PLK1, for the treatment of cancer; and

•	TKM-Ebola for the treatment of Ebola infection.

In the field of RNAi therapeutic products, we have licensed our lipid nanoparticle delivery technology to Alnylam Pharmaceuticals Inc. (“Alnylam”) and Merck & Co., Inc. (“Merck”). Alnylam has granted non-exclusive access to some of our intellectual property to certain of its partners, including F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (together “Roche”), Regulus Therapeutics, Inc. (which is a joint venture between Alnylam and Isis Pharmaceuticals, Inc.) and Takeda Pharmaceutical Company Limited (“Takeda”). In addition, we have ongoing research relationships with Bristol-Myers Squibb Company (“BMS”), Pfizer Inc. (“Pfizer”), the US Army Medical Research Institute for Infectious Diseases (“USAMRIID”), and the United States National Cancer Institute. Outside the RNAi field, we have legacy licensing agreements with Hana Biosciences, Inc. (“Hana”) and Aradigm Corporation (“Aradigm”).

RNA Interference Therapeutics

RNAi is considered to be one of the most important discoveries in the field of biology in the last decade. The scientists who discovered the mechanism were awarded the 2006 Nobel Prize in Medicine for their discovery. RNAi is a naturally occurring process that takes place inside cells, and includes processes whereby small interfering RNA (“siRNA”), molecules can profoundly suppress the production of specific proteins. Scientists first noted this powerful effect while attempting to improve the purple color of petunias. Intense research activity has now uncovered a complex molecular mechanism responsible for RNAi that is transforming the method by which drug targets are discovered and validated. Furthermore, synthetic siRNA molecules are being developed as drug candidates to specifically suppress the production of disease-related proteins through RNAi.

In the cell, DNA carries the genetic information to make a specific protein. Genes are first copied or transcribed into messenger RNA (“mRNA”), which, in turn, gets translated into protein. The molecular origin of nearly all diseases results from either the absence of or over-production of a specific protein. If too much of a particular protein is the cause of disease then the therapeutic approach is to try to reduce its activity or amount. For example, a tumor can be caused by the over-production of a protein that stimulates cell growth.

Sequencing of the human genome has provided information needed to design siRNA molecules directed against a wide range of disease-causing proteins. Based on the mRNA sequence for the target protein, siRNA molecules can be designed relatively quickly compared to the time needed to synthesize and screen conventional drugs. siRNA-based therapeutics are short segments of synthetic double stranded RNA made up of a sense strand and an antisense strand. The sequence of the siRNA is designed so that the antisense strand will bind specifically to a complementary sequence on the mRNA coding for the target protein. When siRNA are introduced into the cell cytoplasm they are rapidly incorporated into an RNA-induced silencing complex (“RISC”). As illustrated in the diagram below, during this process the sense strand is unwound and discarded but the antisense strand remains in the RISC and guides the RISC complex to interact specifically with mRNA coding for the target protein, which mRNA is then cut and destroyed, preventing the subsequent production of the target protein. Importantly, this process is catalytic and RISC associated siRNA can remain stable inside the cell for weeks, destroying many more copies of the target mRNA and maintaining target protein suppression for long periods of time.

Lipid Nanoparticle (LNP)-Enabled Delivery of siRNA and Mechanism of RNA Interference in Cells

RNAi has the potential to generate a broad new class of therapeutic drugs that take advantage of certain of the body’s own natural processes to silence genes—or more specifically to eliminate specific gene-products, or proteins, from the cell. While there are no RNAi therapeutic products currently approved for commercial use, there are a number of RNAi therapeutic products in development and several in human clinical trials. RNAi therapeutic products have wide potential applicability as they can silence, or eliminate the production of disease causing proteins from cells, thus creating opportunities for therapeutic intervention that have not been achievable with conventional drugs. Development of RNAi therapeutic products is currently limited by the instability of the siRNA molecules in the bloodstream and the inability of these molecules to access target cells or organs, following intravenous, or systemic, administration, and their inability to gain entry into the cell cytoplasm, where they carry out their action. Delivery technology is necessary to protect these drugs in the blood stream following administration, allow efficient delivery to the target cells and facilitate cellular uptake and release into the cytoplasm of the cell. Our LNP technology has been shown in preclinical studies to enable RNAi therapeutic products by overcoming these limitations, allowing efficient and selective ‘silencing’ or reduction of certain target proteins. We believe that we are strongly positioned to take advantage of the need for delivery technology that can efficiently encapsulate siRNA molecules and deliver them to sites of disease. We and our partners are advancing RNAi therapeutic product candidates using our LNP technology as the delivery vehicle to access target tissues and cells.

Tekmira’s LNP Technology

Our LNP delivery technology allows siRNA to be encapsulated in a particle made of lipids or fats that can be administered intravenously and travel through the blood stream to target organs or sites of disease. The nanoparticles are designed to stay in the circulation for periods of time to allow the particle to efficiently accumulate at sites of disease such as the liver or cancerous tumors. As illustrated in the diagram above, once the nanoparticles have accumulated at the target or tissue site, the cells take up the particle by a process called endocytosis in which the cell’s membrane surrounds the particle. This envelope or endosome pinches off from the cell’s membrane and migrates to the inside of the cell. The lipid nanoparticles undergo an interaction with the endosomal membrane and in the process the siRNA are released inside the cell’s cytoplasm. The released siRNA molecules disperse throughout the cell and engage the RISC complex in the cytoplasm, mediating RNAi.

Internal Product Development

Our lead RNAi product candidates are TKM-ApoB, TKM-PLK1 and TKM-Ebola. Alnylam has granted us a worldwide license to their core technology and intellectual property for the discovery, development and commercialization of RNAi products directed to seven RNAi gene targets—three exclusive and four non-exclusive licenses. Two of the targets, ApoB and PLK1, have already been selected on a non-exclusive basis, and we may select up to five additional targets in the future under the selection procedures described more fully below.

TKM-ApoB

On July 2, 2009 we announced that we had initiated a Phase 1 human clinical trial for TKM-ApoB, a product candidate that we previously referred to as ApoB SNALP. TKM-ApoB, our lead RNAi therapeutic product candidate, is being developed as a treatment for patients with high levels of low-density lipoprotein (“LDL”), cholesterol, or “bad” cholesterol, who are not well served by current therapies.

Our therapeutic approach is to target apolipoprotein B 100, a protein synthesized in the liver that is essential to the assembly and secretion of very low density lipoprotein (“VLDL”), a precursor to LDL, both of which are required for the transport and metabolism of cholesterol. TKM-ApoB consists of siRNA designed to silence ApoB, encapsulated in a LNP formulation. TKM-ApoB is delivered to liver hepatocytes, the cells which produce ApoB, where the siRNA acts to silence the mRNA coding for the ApoB protein, resulting in a decrease in circulating VLDL and LDL.

On January 7, 2010 we announced the completion of the TKM-ApoB Phase 1 clinical trial. We enrolled a total of 23 subjects in the trial—17 subjects received a single dose of TKM-ApoB at one of seven different dosing levels and six subjects received a placebo.

The primary endpoints of the TKM-ApoB Phase 1 clinical trial were measures of safety and tolerability. TKM-ApoB was well tolerated overall in this study with no evidence of liver toxicity, which was the anticipated dose-limiting toxicity based on observations in preclinical animal studies. Of the two subjects treated at the highest dose level, one subject experienced an adverse event characterized as flu-like symptoms, cytokine release and transient hypotension consistent with stimulation of the immune system caused by the ApoB siRNA payload. The other subject treated at the highest dose level experienced no side effects. Based on the potential for the immune stimulation to interfere with further dose escalation, we decided to conclude the trial.

Based on the review of non-clinical data for TKM-ApoB, we recently decided to delay the initiation of the next TKM-ApoB clinical trial. We had originally planned to initiate the Phase 1-2 clinical trial for TKM-ApoB by the end of 2010. In non-clinical studies, the performance characteristics of the specific lipid nanoparticle (LNP) formulation used in the current TKM-ApoB product candidate have not met our expectations for the intended application. We tailor LNP formulations for each intended application. We have continued to make significant advances in LNP formulation development and there are several alternative LNP formulations with improved characteristics that are currently being evaluated for TKM-ApoB development.

TKM-PLK1

Our second internal RNAi product candidate is called TKM-PLK1, a product candidate that we previously referred to as PLK1 SNALP. TKM-PLK1 has been shown in preclinical animal studies to selectively kill cancer cells, while sparing normal cells in healthy tissue. TKM-PLK1 targets polo-like kinase 1, or PLK1, a protein involved in tumor cell proliferation and a validated oncology target. Inhibition of PLK1 prevents the tumor cell from completing cell division, resulting in cell cycle arrest and death of the cancer cell.

Our preclinical studies have demonstrated that a single, systemic intravenous administration of TKM-PLK1 blocked PLK1 expression in liver tumors causing extensive tumor cell death. After repeat dosing, this result translated into significant inhibition of tumor growth and prolonged survival without evidence of toxicities often associated with oncology drugs. These preclinical TKM-PLK1 anti-tumor efficacy results were confirmed to be the result of silencing PLK1 via RNA interference. Furthermore, certain LNP formulations also provided potent anti-tumor efficacy in preclinical models of distal tumors outside the liver.

We have completed formal preclinical safety studies, and in September the FDA approved our IND application to initiate a Phase 1 human clinical trial in the second half of 2010 evaluating TKM-PLK1 as a treatment for solid tumor cancers. We are currently evaluating opportunities to expand the development of TKM-PLK1, including initiating a clinical trial in collaboration with the United States National Cancer Institute (“NCI”). The NCI trial will provide an opportunity to evaluate TKM-PLK1 in a clinical trial designed to rapidly provide clinical proof of concept of Tekmira’s LNP technology and PLK1 as an important oncology target.

TKM-Ebola

On May 28, 2010 we announced the publication of a series of studies demonstrating the ability of an RNAi therapeutic utilizing our LNP technology to protect non-human primates from Ebola virus, a highly contagious and lethal human infectious disease.

We conducted the studies in collaboration with infectious disease researchers from Boston University and the USAMRIID and funded in part by the US Government’s Transformational Medical Technologies program. The results, which were published in the medical journal, The Lancet, describe antiviral activity of siRNA in LNPs targeting the Ebola virus (TKM-Ebola). When used to treat infected non-human primates, TKM-Ebola resulted in complete protection from an otherwise lethal dose of Zaire Ebola virus. For many years, the Zaire species of Ebola virus (“ZEBOV”) has been associated with periodic outbreaks of hemorrhagic fever in human populations with mortality rates reaching 90%. There are currently no treatments for Ebola or other hemorrhagic fever viruses.

In the published studies, non-human primates were infected with a lethal dose of ZEBOV and were then treated with seven daily doses of TKM-Ebola. The TKM-Ebola therapeutic delivered three different siRNAs targeting three separate viral gene products thereby inactivating the virus in three different parts of its life cycle. The three siRNAs were encapsulated in our proprietary LNP delivery technology engineered for delivery to the cells where the Ebola virus is known to replicate. All of the non-human primates treated with TKM-Ebola survived the infection and were shown to be free of ZEBOV virus infection within 14 days after inoculation with a lethal dose of ZEBOV virus.

On July 14, 2010, we signed a contract with the United States Government to advance an RNAi therapeutic utilizing our LNP technology to treat Ebola virus infection. In the initial phase of the contract, which is expected to last approximately three years and is funded under the Transformational Medical Technologies (“TMT”) program, we are eligible to receive up to US$34.7 million. This initial funding is for the development of TKM-Ebola including completion of preclinical development, filing an IND application with the FDA and completing a Phase 1 human safety clinical trial.

The United States Government has the option of extending the contract beyond the initial funding period to support the advancement of TKM-Ebola through to the completion of clinical development and FDA approval. Based on the budget for the extended contract this would provide the Company with a total of up to US$140.0 million in funding for the entire program.

Under the contract we will invoice the United States Government for direct labor and third party costs plus an apportionment of overheads plus a profit margin.

The TKM-Ebola program with TMT has been formally initiated and we anticipate filing an IND for TKM-Ebola in the second half of 2011 to initiate a Phase 1 clinical trial. TKM-Ebola will be developed under specific regulatory guidelines to advance therapeutics that cannot meet the requirements for traditional approval because human efficacy studies are not feasible. We believe this could significantly accelerate the approval of TKM-Ebola.

Partnerships and Collaborations

Alnylam collaborations and licenses

On January 8, 2007, we entered into a licensing and collaboration agreement with Alnylam, which was amended and restated in May 2008, giving them an exclusive license to certain lipid nanoparticle intellectual property for the discovery, development, and commercialization of RNAi therapeutic products.

Protiva, which is now a wholly owned subsidiary of ours, and Alnylam entered into a cross-license in August 2007, which was amended and restated in May 2008, granting Alnylam non-exclusive access to Protiva’s intellectual property in the RNAi field and required Alnylam to fund a certain level of collaborative research for two years. The research collaboration element of the Alnylam agreement expired in August 2009. We are, however, continuing to make LNP research batches for Alnylam under a manufacturing agreement which is discussed below.

In August 2007, pursuant to the terms of the cross-license, Alnylam made a payment of US$3.0 million that gives Alnylam the right to “opt-in” to Protiva’s PLK1 project and share equally in any future product revenues, provided that Alnylam contributes 50% of the TKM-PLK1 product development costs. Alnylam has until the start of a TKM-PLK1 Phase 2 clinical trial to exercise their opt-in right. In the event that Alnylam chooses to exercise that right, the US$3.0 million already paid will be credited towards Alnylam’s 50% share of project costs to date.

In addition, we are eligible to receive from Alnylam up to US$16.0 million in milestones for each RNAi therapeutic advanced by Alnylam or its partners that utilizes our intellectual property, and single-digit royalties on product sales.

The agreements with Alnylam grant us intellectual property rights to develop our own proprietary RNAi therapeutic products. Alnylam has granted us a worldwide license for the discovery, development and commercialization of RNAi products directed to seven gene targets—three exclusive and four non-exclusive licenses—provided that they have not been committed by Alnylam to a third party or are not otherwise unavailable as a result of the exercise of a right of first refusal held by a third party. Licenses for two targets, ApoB and PLK1, have already been granted on a non-exclusive basis. Under the RNAi licenses granted to us, we may select five additional gene targets to develop RNAi therapeutic products, provided that the targets are not part of an ongoing or planned development program of, or otherwise of strategic importance to, Alnylam. In consideration for this license, we have agreed to pay single-digit royalties to Alnylam on product sales and have milestone obligations of up to US$8.5 million on each of the four non-exclusive licenses, with the exception of TKM-PLK1 if Alnylam opts–in to the development program. We will have no milestone obligation to Alnylam on the three exclusive licenses.

In April 2009, Alnylam announced that they had initiated a Phase 1 human clinical trial for a product candidate that utilizes our LNP technology. The Alnylam product candidate, ALN-VSP, is being developed as a treatment for liver cancer and cancers with liver involvement. ALN-VSP comprises siRNA molecules delivered systemically using our LNP technology. We are responsible for manufacturing the ALN-VSP drug product. The initiation of the ALN-VSP Phase 1 clinical trial triggered a milestone payment of CDN$0.6 million (US$0.5 million) which we received in May 2009. Alnylam released preliminary data from its ALN-VSP Phase 1 human clinical trial at the American Society of Clinical Oncology Annual Meeting in June 2010 and patient enrolment is continuing in the trial.

In August 2009, Alnylam announced ALN-TTR as their second systemic RNAi product candidate for human clinical trials. Alnylam will be advancing two ALN-TTR formulations, ALN-TTR01 and ALN-TTR02. Both formulations are RNAi therapeutic products targeting transthyretin, or TTR, for the treatment of TTR amyloidosis, a systemic disease caused by mutations in the TTR gene. ALN-TTR01 and ALN-TTR02 utilize our LNP technology and will be manufactured by us. In July 2010, Alnylam announced that they have initiated a Phase 1 human clinical trial for ALN-TTR01.

Under a manufacturing agreement entered into in January 2009, we continue to be the exclusive manufacturer of any products that utilize our technology, as required by Alnylam through the end of Phase 2 clinical trials. Alnylam will pay for the provision of staff and for external costs incurred. Pursuant to the terms of this agreement, there is a contractual minimum of CDN$11.2 million payable by Alnylam for the three years from 2009 to 2011.

Alnylam has agreed that, without the approval of our board of directors, it will not acquire more than 10% of our outstanding shares calculated on a fully diluted basis or solicit proxies to vote our shares, nor assist any third party in doing so, at any time prior to January 8, 2012. Except in the case of “permitted investors” or a public offering of securities, Alnylam will be released from these restrictions if a third party makes a bona fide proposal or indicates an intention to acquire shares that exceed the 10% limit or solicit proxies to vote our shares and that proposal or intention is disclosed publicly (other than by Alnylam) or we engage in substantive discussions with such third party concerning the proposal or intention. A permitted investor for purposes of these provisions is defined as any investor, other than a pharmaceutical or biotechnology company, who holds less than 20% of our issued and outstanding voting securities (calculated on a fully diluted basis), so long as such investor does not seek to influence our management other than by voting the share the investor holds.

Roche product development and research agreements

In May 2008, we entered into an initial research agreement with Roche. This initial research agreement expired at the end of 2008 and was replaced by a second research agreement in February 2009. We have now completed all of the work under this agreement.

In May 2009, we announced a product development agreement with Roche that provides for product development support by us up to the filing of an IND application by Roche. The product development activities under this agreement expand the activities that were formerly covered by the second research agreement. Under the product development agreement, Roche will pay up to US$8.8 million for us to support the advancement of each Roche RNAi product candidate using our LNP technology through the filing of an IND application. We are also eligible to receive up to US$16.0 million in milestones plus single-digit royalties on product sales for each product advanced through development and commercialization based on Roche’s access to our intellectual property through Alnylam.

We will develop and manufacture the drug product for use in all preclinical studies under the product development agreement and will collaborate with Roche to conduct the preclinical testing. The agreement also provides that we will manufacture one batch of clinical product for a Phase 1 human clinical trial.

Currently, there is one systemic RNAi product in development under the agreement. Roche recently provided us with guidance that the IND filing of the product candidate will be delayed and will not be filed before the end of 2010. Under the agreement, Roche may select a second product for development.

Merck license agreement

Protiva, our wholly owned subsidiary, is party to a non-exclusive royalty-bearing world-wide license agreement with Merck. Under the license, Merck will pay up to US$17.0 million in milestones for each product they develop covered by Protiva’s intellectual property, except for the first product, for which Merck will pay up to US$15.0 million in milestones, and will pay single-digit royalties on product sales. Merck has also granted a license to us for some of its patents. The license agreement with Merck was entered into as part of the settlement of litigation between Protiva and a Merck subsidiary.

Bristol-Myers Squibb research agreement

On May 10, 2010 we announced the expansion of our research collaboration with Bristol-Myers Squibb. Under the new agreement, Bristol-Myers Squibb will use siRNA molecules formulated by us in lipid nanoparticles to silence target genes of interest. Bristol-Myers Squibb will conduct the preclinical work to validate the function of certain genes and share the data with us. We can use the preclinical data to develop RNAi therapeutic products against the therapeutic targets of interest. Bristol-Myers Squibb paid us US$3.0 million concurrent with the signing of the agreement. We will be required to provide a pre-determined number of lipid nanoparticle batches over the four-year agreement. Bristol-Myers Squibb will have a first right to negotiate a licensing agreement on certain RNAi products developed by us that evolve from Bristol-Myers Squibb validated gene targets.

USAMRIID research agreement

In 2005, Protiva and the USAMRIID signed a five-year research agreement to collaborate on the development of RNAi therapeutic products against filovirus infections, including Ebola, using our LNP technology. The grant under this collaboration has been extended to March 31, 2011.

Takeda research agreement

We have a research agreement with Takeda entered into in December 2008. In the first quarter of 2010, we expanded our agreement with Takeda to provide additional LNP batches as Takeda continues to evaluate our technology.

Takeda has, through Alnylam, a non-exclusive sublicense to some of our intellectual property. Under our agreements with Alnylam we are eligible to receive up to US$16.0 million in milestones plus single-digit royalties on each Takeda product that uses our technology.

Pfizer

We have a research collaboration agreement with Pfizer whereby Pfizer is evaluating our LNP technology to deliver certain siRNA molecules provided by Pfizer.

Legacy Agreements

Hana Biosciences, Inc. license agreement

Hana is developing targeted chemotherapy products under a legacy license agreement entered into in May 2006. Marqibo (Optisomal Vincristine), Alocrest (formerly INX-0125, Optisomal Vinorelbine) and Brakiva (formerly INX-0076, Optisomal Topotecan), products originally developed by us, have been exclusively licensed to Hana. Hana has agreed to pay us milestones and single-digit royalties and is responsible for all future development and future expenses. In May 2009, the license agreement with Hana was amended to decrease the size of near-term milestone payments and increase the size of long-term milestone payments. If received, some of these contingent payments from Hana will be transferred to certain contingent creditors. See “Management’s Discussion and Analysis of Financial Condition and Operating Results – Off-Balance Sheet Arrangements—Debt retirements.”

Marqibo is a proprietary sphingosomal formulation of the widely used, off-patent cancer chemotherapeutic vincristine. The FDA has granted Hana orphan drug and fast track designations for the use of Marqibo in adult acute lymphoblastic leukemia (“ALL”). In August 2007, Hana initiated a Phase 2 Marqibo registration-enabling clinical trial in relapsed ALL and in November 2007 initiated a Phase 2 clinical trial investigating Marqibo as a treatment for uveal melanoma. In December 2009, Hana announced the results of its Phase 2 relapsed ALL clinical trial and that it intends to submit a New Drug Application seeking accelerated approval for Marqibo in 2010. Hana has announced that it is planning to commence Phase 3 randomized trials for Marqibo in elderly patients with ALL and patients with non-Hodgkin’s lymphoma.

Alocrest is an extended delivery formulation of the commercially available anticancer drug vinorelbine. Vinorelbine is an approved chemotherapeutic drug that is off-patent in the United States. Hana initiated a Phase 1 clinical trial for Alocrest in August 2006 and released preliminary data in October 2007. Hana is currently seeking a partner to continue the advancement of Alocrest through clinical trials.

Brakiva is a lipid encapsulated formulation of the approved anti-cancer drug topotecan. Hana initiated a Phase 1 clinical trial for Brakiva in November 2008 in patients with advanced solid tumors.

Aradigm Corporation license agreement

In December 2004, we entered into a licensing agreement with Aradigm under which Aradigm exclusively licensed certain of our liposomal intellectual property for the pulmonary delivery of Ciprofloxacin. As amended, this agreement calls for milestone payments totalling US$4.5 and US$4.75 million, respectively, for the first two disease indications pursued by Aradigm using our technology, and for single-digit royalties on sales revenue from products using our technology. Aradigm has asserted that it is not using our technology in its current products.

University of British Columbia

Certain early work on lipid nanoparticle delivery systems and related inventions was done at the University of British Columbia (“UBC”). These inventions are exclusively licensed to us by UBC under a license agreement, initially entered in 1998 and thereafter restated and amended, which calls for revenue sharing on payments from sublicenses and single-digit royalties on product sales made by us under the licensed patents. The patents licensed to us by UBC under this license agreement have been expanded over the years to include patents, if any, on additional inventions discovered by UBC and us in our prior collaborations with UBC or otherwise in the course of our prior collaboration with Alnylam. These collaborations with UBC and with Alnylam ended at the end of 2008. We have granted sublicenses under the UBC license both to our subsidiary Protiva, and to Alnylam. While Alnylam’s sublicense is exclusive in the RNAi field, Alnylam has in turn sublicensed us and our subsidiary Protiva under the licensed UBC patents for discovery, development and commercialization of RNAi products directed to the same seven gene targets described above in our description of our Alnylam collaborations and licenses.

In mid-2009, we and our subsidiary Protiva entered into a supplemental agreement with UBC, Alnylam and AlCana Technologies, Inc., in relation to a separate research collaboration to be conducted among UBC, Alnylam and AlCana Technologies, Inc. We are licensed under the supplemental agreement to inventions discovered in this on-going collaboration. This license is on terms essentially similar to those of our license from UBC described above, and has similarly been sublicensed by us to Alnylam, and similarly sublicensed to us and Protiva by Alnylam for the same seven gene targets, except that we are to pay milestones and single-digit royalties directly to UBC.

Patents and Proprietary Rights

In addition to the expertise we have developed and maintain in confidence, we own a portfolio of patents and patent applications directed to LNP inventions, the formulation and manufacture of LNP-based pharmaceuticals, chemical modification of RNAi molecules, and RNAi drugs and processes directed at particular disease indications. Our portfolio includes over 140 active cases, with 35 issued/granted patents and allowed patent applications, including the following:

Invention Category	Title	Priority Filing Date*	Status**	Expiration Date***

LNP	Lipid Encapsulated Interfering RNA	07/16/2003	Granted in Singapore (SG); allowed in New Zealand (NZ); pending in Australia (AU), Canada (CA), China (CN), Europe (EP), Hong Kong (HK), Israel (IL), Japan (JP), South Korea (KR), India (IN), United States (US)	07/16/2024

LNP	Lipid Encapsulated Interfering RNA	06/07/2004	Granted in CN; allowed in US; pending in AU, CA, EP, HK, JP	06/07/2025

LNP	Novel Lipid Formulations for Nucleic Acid Delivery	04/15/2008	Pending in US and Patent Cooperation Treaty (PCT) member states	04/15/2029

LNP Manufacturing	Liposomal Apparatus and Manufacturing Methods	06/28/2002	Granted in AU; allowed in EP; pending in CA, JP, US	06/28/2023

LNP Manufacturing	Systems and Methods for Manufacturing Liposomes	07/27/2005	Pending in AU, CA, CN, EP, JP, US	07/27/2026

Novel Lipids	Cationic Lipids and Methods of Use	06/07/2004	US Pat. No. 7,745,651; pending in AU, CA, CN, EP, HK, JP	06/07/2025

Novel Lipids	Polyethyleneglycol-Modified Lipid Compounds and Uses Thereof	09/15/2003	Granted in SG; allowed in NZ and US; pending in AU, CA, CN, EP, IL, IN, JP, KR	09/15/2024

Chemical Modifications	Modified siRNA Molecules and Uses Thereof	11/02/2005	Pending in AU, CA, CN, EP, HK, IL, IN, JP, US	11/02/2026

Therapeutic Target	siRNA Silencing of Apolipoprotein B	11/17/2004	Pending in AU, CA, EP, HK, US	11/17/2025

Therapeutic Target	siRNA Silencing of Filovirus Gene Expression	10/20/2005	Allowed in US	10/20/2026

Therapeutic Target	Silencing of Polo-Like Kinase Expression using Interfering RNA	12/27/2007	Pending in AU, CA, EP, JP, US	12/27/2028

*	Priority filing dates are based on the filing dates of provisional patent applications. Provisional applications expire unless they are converted to non-provisional applications within one year.

**	An “allowed” patent application is an active case that has been found by the patent office to contain patentable subject matter, subject to the payment of issue/grant fees by the applicant.
***	Once issued, the term of a US patent first filed after mid-1995 generally extends until the 20th anniversary of the filing date of the first non-provisional application to which such patent claims priority. It is important to note, however, that the United States Patent & Trademark Office (“USPTO”) sometimes requires the filing of a Terminal Disclaimer during prosecution, which may shorten the term of the patent. On the other hand, certain patent term adjustments may be available based on USPTO delays during prosecution. Similarly, in the pharmaceutical area, certain patent term extensions may be available based on the history of the drug in clinical trials. We cannot predict whether or not any such adjustments or extensions will be available or the length of any such adjustments or extensions.

Organizational structure

We have two wholly owned subsidiaries, Protiva Biotherapeutics Inc., which is incorporated under the laws of British Columbia and is directly held by us, and Protiva Biotherapeutics (USA) Inc., which is incorporated in the State of Delaware and is a direct subsidiary of Protiva Biotherapeutics Inc.

Property, plant and equipment

Facilities

Our head office and primary research and development facility is located in Burnaby, British Columbia. The lease for this approximately 51,000 square foot facility expires in July 2014, but can be further extended to 2017 and then to 2022 and then to 2027.

Manufacturing

We are developing scale-up and manufacturing technology, in-process controls, release testing and final product specifications for our products and our partners, products with the aim of ensuring quality, potency and suitable shelf-life, stability and ease of use. We have established in-house manufacturing capability for preclinical supplies and currently use our equipment in local third party clean room facilities for manufacturing clinical supplies. We are nearing the completion of upgrades to our own in-house clean room facility and expect to be manufacturing clinical supplies in this clean room, for ourselves and our partners before the end of 2010. We expect the upgrades to cost about CDN$1.0 million of which CDN$0.9 million has already been spent. We believe manufacturing in-house will give us more flexibility and more control over our manufacturing process.

While we have capabilities to manufacture clinical batches sufficient to complete Phase 2 clinical trials, we have no capability to produce quantities for larger Phase 3 clinical trials or for commercial scale manufacturing. We plan to rely on third parties to manufacture commercial quantities of drug substance and finished product for any product candidate that we successfully develop.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following is not a restatement of our annual and interim management’s discussion and analysis and is qualified in its entirety by those documents filed on www.sedar.com. Our annual and interim management’s discussion and analysis are incorporated by reference into this Prospectus and you should read the following in conjunction with our annual and interim management’s discussion and analysis, along with the corresponding financial statements and Supplementary Notes.

The forward-looking statements in this discussion include numerous risks and uncertainties, as described in “Risk Factors” and “Special Notice Regarding Forward-Looking Statements” sections of this Prospectus and are expressly qualified by these cautionary statements.

Overview

Tekmira is a biopharmaceutical company focused on advancing novel RNA interference therapeutics and providing its leading lipid nanoparticle delivery technology to pharmaceutical partners.

Reorganization and Acquisition

Tekmira did not carry on any active business until April 30, 2007 when Tekmira and its parent company at that time, Inex, were reorganized under a statutory plan of arrangement completed under the laws of British Columbia. As a result of this reorganization,

•

all of Inex’s biopharmaceutical business, assets and liabilities and contractual arrangements, including all cash and cash equivalents, all intellectual property, products, technology and partnership arrangements, and all of Inex’s employees, were transferred to Tekmira in consideration for shares of Inex, and

•	all outstanding shares of Tekmira held by Inex were distributed to Inex shareholders such that Tekmira ceased to be a subsidiary of Inex.

Immediately before the reorganization, Inex’s common shares were consolidated on a basis of two current common shares for one new common share. Except as otherwise indicated, all references to common shares, common shares outstanding, average number of common shares outstanding, per share amounts and options in this document have been restated to reflect the common shares consolidation on a retroactive basis.

Effective May 1, 2007, the common shares of Tekmira began trading on the Toronto Stock Exchange under the symbol “TKM”.

As a non-recurring related party transaction between Tekmira and Inex, companies under common control, the assets and liabilities of Inex were transferred at their carrying values using the continuity-of-interests method of accounting. For reporting purposes, Tekmira is considered to have continued Inex’s pharmaceutical business. References in this document to Tekmira’s business and operations that pre-date the April 30, 2007 reorganization are references to the business and operations of Inex, but are included on the basis that such historical business and operations have been continued by Tekmira.

On May 30, 2008, we completed the acquisition of all of the outstanding shares of Protiva. At the time of the acquisition, Protiva was a privately owned Canadian company developing lipid nanoparticle delivery technology for small interfering RNA, or siRNA, a business similar to that of Tekmira. The acquisition of Protiva permitted us to combined our assets and focus them on the develop RNAi therapeutic products using our lipid nanoparticle delivery technology which we refer to as LNP or lipid nanoparticles. The business combination was completed through the acquisition by Tekmira, under a share purchase agreement, of all the outstanding shares of Protiva in consideration for common shares of Tekmira. Tekmira also agreed to issue common shares on the exercise of any Protiva share purchase options that remained outstanding at the closing.

Concurrent with the completion of the business combination with Protiva, we entered into initial research agreements with F. Hoffman-La Roche Ltd and Hoffman La-Roche Inc., which we refer to together as Roche, and completed private placement investments of 2,083,333 common shares for US$5.0 million (CDN$5.0 million, CDN$2.40 per share) with Alnylam Pharmaceuticals, Inc., or Alnylam, and 2,083,333 common shares for CDN$5.0 million (CDN$2.40 per share) with a Roche affiliate.

The Protiva acquisition was accounted for using the purchase method of accounting.

Inflation

Inflation has not had a material impact on our operations.

Foreign Currency Fluctuations

We recorded foreign exchange gains and (losses) in the second quarter of 2010 of $0.07 million and first half of 2010 of $0.03 million (second quarter of 2009 of $0.05 million and first half of 2009 of $0.005 million) and in the first quarter of 2010 of $0.04 million (first quarter of 2009—$0.05 million) and for the fiscal year 2009 of $(0.4) million (2008—$2.1 million; 2007—$(1.0) million). At June 30, 2010 our net US dollar denominated liabilities was $1.6 million.

We purchase goods and services in both Canadian and US dollars and earn a significant portion of our revenues in US dollars. We manage our US dollar currency risk by using cash received from US dollar revenues to pay US dollar expenses. We have not entered into any agreements or purchased any instruments to hedge possible currency risks at this time. Towards the end of 2008 we converted the majority of our US dollar cash and cash equivalent holdings into Canadian dollars which reduced our exposure to foreign exchange rate fluctuations. Thereafter our policy has been to hold only working capital levels of US dollars. However, as a large portion of our revenues and expenses are in US dollars, exchange rate fluctuations will continue to create gains or losses as we continue holding US denominated cash, cash investments, accounts receivable and accounts payable.

Government Regulation

We operate within a highly regulated environment. Regional and country specific laws and regulations define the data required to show safety and efficacy of product candidates such as ours, as well as govern testing, approval, manufacturing, labelling and marketing of these products. These regulatory requirements are a major factor in determining whether a product may be successfully developed and the amount of time and expense associated with this development. For a biopharmaceutical company to launch a new product, it must demonstrate to the national regulatory authorities in the countries in which it intends to market the new product, such as the Food and Drug Administration, or FDA, in the United States and the Therapeutic Products Directorate of Health Canada, or TPD, in Canada that the product is both effective and safe. The system of new drug approvals in North America is one of the most rigorous in the world.

A potential new product must first be tested in the laboratory, referred to as in vitro studies, and in several animal species, referred to as pre-clinical, before being evaluated in humans, referred to as clinical studies. Pre-clinical studies primarily involve in vitro evaluations of the therapeutic activity of the product and pre-clinical evaluations of the pharmacokinetic, metabolic and toxic effects of the product in selected animal species. Ultimately, based on data generated during pre-clinical studies, extrapolations will be made to evaluate the potential risks versus the potential benefits of use of the product in humans under specific conditions of use. Upon successful completion of the pre-clinical studies, the product typically undergoes a series of evaluations in humans, including healthy volunteers and patients with the targeted disease.

Before undertaking clinical studies, the pharmaceutical company sponsoring the new product must submit to the FDA, TPD, or other applicable regulatory body, an Investigational New Drug (IND) submission. The IND application must contain specified information including the results of the pre-clinical or clinical tests completed at the time of the application. Since the method of manufacture may affect the efficacy and safety of a product, information on manufacturing methods and standards and the stability of the product substance and dosage form must also be presented.

The activities which are typically completed prior to obtaining approval for marketing in North America may be summarized as follows:

•

pre-clinical studies, which includes pharmacological and efficacy testing in animals, toxicology testing and formulation work based on in vitro results, performed to assess the safety and potential efficacy of the product, and subject to good laboratory practice requirements;

•

Phase 1 clinical trials, the initial introduction of the product into human subjects, under which the compound is generally tested for safety, dosage, tolerance, metabolic interaction, distribution, excretion and pharmacokinetics;

•

Phase 2 clinical trials involving studies in a limited patient population to: determine the efficacy of the product for specific, targeted indications, determine optimal dosage, and identify possible adverse effects and safety risks; and

•

Phase 3 clinical trials which are undertaken to further evaluate clinical efficacy of the product and to further test for its safety within an expanded patient population at geographically dispersed clinical study sites in order to support marketing authorization.

Following Phase 3, the product sponsor submits a New Drug Application to the FDA or a New Drug Submission to the TPD for marketing approval. Once the data is reviewed and approved by the appropriate regulatory authorities such as TPD and FDA, the product may be sold on a commercial basis.

The approval process for new drugs in Europe is comparable to the approval process of the FDA.

Critical Accounting Policies

The significant accounting policies that we believe to be most critical in fully understanding and evaluating our financial results are revenue recognition, valuation and amortization of intangible assets, goodwill valuation and stock-based compensation. These accounting policies require us to make certain estimates and assumptions. We believe that the estimates and assumptions upon which we rely are reasonable, based upon information available to us at the time that these estimates and assumptions are made. Actual results may differ from our estimates. Areas where critical accounting estimates are made include revenue recognition, the valuation and amortization of intangible assets, goodwill valuation and amounts recorded as stock-based compensation. Our critical accounting estimates affect our net loss calculation.

Revenue Recognition. Our primary sources of revenue have been derived from research and development collaborations services, and licensing fees comprised of initial fees and milestone payments. Payments received under collaborative research and development agreements, which are non-refundable, are recorded as revenue as services are performed and as the related expenditures are incurred pursuant to the agreement, provided collectability is reasonably assured. Revenue earned under research and development manufacturing collaborations where we bear some or all of the risk of a product manufacture failure is recognized when the purchaser accepts the product and there are no remaining rights of return. Revenue earned under research and development collaborations where we do not bear any risk of product manufacture failure is recognized over the periods the work is performed. Initial fees and milestone payments which require our ongoing involvement are deferred and amortized into income over the estimated period of our involvement as we fulfill our obligations under our agreements. Revenue earned under contractual arrangements upon the occurrence of specified milestones is recognized as the milestones are achieved and collection is reasonably assured.

Our revenue recognition policy is in accordance with the guidelines provided in Emerging Issues Committee (EIC)—141, Revenue Recognition, Non-Refundable Fees and EIC-142, Revenue Arrangements with Multiple Deliverables.

The revenue that we recognize is a critical accounting estimate because of the volume and nature of the revenues we receive. Some of the research and development collaboration and licensing agreements that we have entered into contain multiple revenue elements that are to be recognized for accounting in accordance with our revenue recognition policy. We need to make estimates as to what period the services will be delivered with respect to up-front licensing fees and milestone payments received because these payments are deferred and amortized into income over the estimated period of our ongoing involvement. The actual period of our ongoing involvement may differ from the estimated period determined at the time the payment is initially received and recorded as deferred revenue. This may result in a different amount of revenue that should have been recorded in the period and a longer or shorter period of revenue amortization. When an estimated period changes we amortize the remaining deferred revenue over the estimated remaining time to completion. The rate at which we recognize revenue from payments received for services to be provided under collaborative research and development agreements depends on our estimate of work completed to date and total work to be provided. The actual total services provided to earn such payments may differ from our estimates.

Our revenue for the second quarter of 2010 was $2.3 million and for the first half of 2010 was $4.8 million (second quarter of 2009—$3.8 million and first half of 2009—$6.7 million) and for the first quarter of 2010 was $2.5 million (first quarter of 2009—$2.9 million) and for fiscal year 2009 revenue was $14.4 million (2008—$11.7 million; 2007—$15.8 million) and deferred revenue at March 31, 2010 was $1.3 million and at December 31, 2009 was $1.2 million (December 31, 2008—$0.5 million; December 31, 2007—$4.6 million).

Valuation and amortization of intangible assets. Our intangible assets are medical technology purchased or licensed from arm’s length third parties and computer software. The costs incurred in establishing and maintaining patents for intellectual property developed internally are expensed in the period incurred.

The costs of our purchased medical technology are amortized on a straight-line basis over the estimated useful life of the technology. Factors considered in estimating the valuation and useful life of medical technology include:

•	our expected use of the asset

•	legal, regulatory and contractual provisions that may limit the useful life

•	the effects of obsolescence, demand, competition and other economic factors

•	the level of expenditures required to obtain the expected future cash flows from the medical technology

We review the carrying value of our medical technology when we undergo major changes in our business and if we determine that successful development of products to which medical technology costs relate is not sufficiently viable, or that deferred medical technology costs exceed the recoverable value based on future potential undiscounted cash flows, such costs are written down to fair value.

The valuation of medical technology is a critical accounting estimate because of the long-term nature of and risks and uncertainties related to the development of our medical technology. Significant judgment is exercised and assumptions are made when determining whether the carrying value of the medical technology may or may not be recoverable based on future potential undiscounted cash flows. Any significant changes to our assessment could possibly result in an impairment loss being charged against our medical technology. Also, the determination of the fair value of technology is highly dependent on estimated future cash flows that are subject to significant uncertainty.

The $16.3 million valuation of medical technology acquired through the business combination with Protiva is covered further in our financial statements incorporated by reference herein and in the Supplementary Notes. We have estimated that the life of the medical technology acquired from Protiva is 16 years. This estimate is based, amongst other things, on the remaining patent lives underlying the Protiva medical technology. The down-turn in financial markets led us to carry out an impairment test on the Protiva medical technology in the third quarter of 2008 and we determined that the undiscounted future cash-flows exceeded the carrying value of intangible assets thereby requiring no impairment.

Goodwill valuation. We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at date of acquisition at their respective fair values. The application of the purchase method requires certain estimates and assumptions, especially concerning the determination of the fair values of the acquired intangible assets and goodwill. The judgments made in the context of the purchase price allocation can materially impact our financial position and results of operations.

Goodwill is not amortized but is tested for possible impairment at least annually and whenever changes in circumstances occur that would indicate an impairment in the value of goodwill. When the carrying value of goodwill exceeds the fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. Circumstances that could trigger an impairment include adverse changes in legal or regulatory matters or the business climate, technological advances, decreases in anticipated demand for the technology, unanticipated competition and other market conditions.

The $3.9 million excess of the purchase price for Protiva over the estimated fair values of the net assets acquired was recorded as goodwill. Various factors contributed to the establishment of goodwill, including: the value of Protiva’s highly skilled and knowledgeable work force as of the acquisition date; the expected revenue growth over time that is attributable to new and expanded collaborative partnerships; and the synergies expected to result from combining workforces and infrastructures.

The down-turn in financial markets led us to carry out a goodwill impairment test as at September 30, 2008. Based on Tekmira’s market capitalization as at September 30, 2008 we determined that we did not have any fair value of goodwill arising from the acquisition of Protiva but an impairment loss of $3.9 million, the full value of goodwill, which was recorded in the consolidated statement of operations and comprehensive (loss).

Stock-based compensation. The stock based compensation that we record is a critical accounting estimate due to the value of compensation recorded, the volume of our stock option activity, and the many assumptions that are required to be made to calculate the compensation expense.

Compensation expense is recorded for stock options issued to employees and directors using the fair value method. We must calculate the fair value of stock options issued and amortize the fair value to stock compensation expense over the vesting period, and adjust the expense for stock option forfeitures and cancellations. We use the Black-Scholes model to calculate the fair value of stock options issued which requires that certain assumptions, including the expected life of the option and expected volatility of the stock, be estimated at the time that the options are issued. This accounting estimate is reasonably likely to change from period to period as further stock options are issued and adjustments are made for stock option forfeitures and cancellations. We account for the forfeitures of unvested options in the period in which the forfeitures occur. We amortize the fair value using the straight-line method over the vesting period of the options, generally a period of three years for employees and immediate vesting for directors.

We recorded stock compensation expense in the second quarter of 2010 was $0.06 million and for the first half of 2010 was $0.4 million (second quarter of 2009—$0.09 million and first half of 2009—$0.2 million) and for the first quarter of 2010 of $0.4 million (first quarter of 2009—$0.1 million) and for the fiscal year 2009 of $0.3 million (2008—$1.8 million; 2007—$0.4 million).

Changes in Accounting Policies and Adoption of New Standards

Goodwill and intangible assets (CICA 3064) and financial statement concepts (CICA 1000). Effective January 1, 2009, CICA 3064, Goodwill and Intangible Assets replaced CICA 3062, Goodwill and Other Intangible Assets, and CICA 3450, Research and Development Costs. CICA 1000, Financial Statement Concepts was also amended to provide consistency with this new standard. The new section establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets.

The adoption of this standard did not have any impact on our net loss but did result in a reclassification of computer software costs from property and equipment to intangible assets in the amount of $1.5 million as at December 31, 2008.

Accounting Pronouncements Affecting Future Periods

On May 12, 2010, we publicly announced our plans to apply for a listing of our common shares on the NASDAQ. The Canadian Securities Administrators’ National Instrument 52-107, Acceptable Accounting Principles, Auditing Standards and Reporting Currency, permits Canadian public companies which are also SEC registrants the option to prepare their financial statements under US GAAP.

We have undertaken a detailed review of the implications of conversion to US GAAP as compared to Canadian GAAP and International Financial Reporting Standards, or IFRS. Based on a number of our competitors and collaborators reporting in US GAAP we concluded that US GAAP is more relevant to our investors and the other users of our financial statements than Canadian GAAP or IFRS. As such, it has been determined that should we complete a listing on a US market in 2010 we will stop our IFRS conversion efforts and adopt US GAAP as Tekmira’s primary basis of financial reporting commencing December 31, 2010 on a retrospective basis. Upon conversion our comparative financial information will be revised to reflect our results as if they had been historically reported in accordance with US GAAP.

Management’s initial assessment is that the application of US GAAP would result in the following material difference in our accounting policies: Technology and technology licenses acquired from third-parties would be classified as in-process research and development and written off immediately as they have no alternative use under US GAAP. Under Canadian GAAP these technologies and licenses are capitalized to intangible assets and amortized on a straight-line basis over their estimated life. This accounting policy difference applies to $16.3 million of medical technology included with the acquisition of Protiva completed on May 30, 2008. Under Canadian GAAP we capitalized the medical technology to intangible assets but under US GAAP this medical technology would be classified as in-process research and development and expensed at the time of acquisition. Conversion to US GAAP would result in a one-time expense of medical technology of $16.3 million in the second quarter of 2008 and the reversal of subsequent quarterly $0.25 million medical technology amortization charges.

The adoption of US GAAP will not require significant changes to our existing internal controls over financial reporting and disclosure controls and procedures, or information and data systems.

Operating Results

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements incorporated by reference herein and in the Supplementary Notes. The Summary Financial Information in the table below and the discussion that follows is under Canadian GAAP and in Canadian dollars except as otherwise stated.

Summary Financial Information

Under Canadian GAAP (in thousands Canadian dollars, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30		Three Months Ended March 31
	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$
Operating Data
Revenue	2,316	3,778	4,782	6,658	2,466	2,881
Expenses	6,483	6,008	13,426	11,094	6,943	5,086
(Loss) from operations	(4,167)	(2,230)	(8,644)	(4,436)	(4,477)	(2,206)
Net and comprehensive loss	(4,211)	(2,251)	(8,629)	(4,326)	(4,417)	(2,076)
Weighted average number of common shares—basic	51,650	51,626	51,647	51,625	51,643	51,624
Weighted average number of common shares—diluted	51,650	51,626	51,647	51,625	51,643	51,624
Loss per common share—basic	(0.08)	(0.04)	(0.17)	(0.08)	(0.09)	(0.04)
Loss per common share—diluted	(0.08)	(0.04)	(0.17)	(0.08)	(0.09)	(0.04)
Balance Sheet Data
Total current assets	19,631	30,198	19,631	30,198	19,741	31,570
Total assets	37,278	48,352	37,278	48,352	37,766	50,144
Total liabilities	8,359	5,884	8,359	5,884	4,717	5,510
Share capital	229,467	229,413	229,467	229,413	229,427	229,413
Total Shareholders’ equity	28,919	42,468	28,919	42,468	33,049	44,633
Number of shares outstanding	51,667	51,626	51,667	51,626	51,644	51,626

	Year Ended December 31
	2009	2008	2007
	$	$	$
Operating Data
Revenue	14,428	11,732	15,769
Expenses	23,921	25,057	13,155
Income (Loss) from operations	(9,493)	(13,325)	2,613
Net and comprehensive loss	(9,765)	(14,261)	(2,558)
Weighted average number of common shares—basic(1)	51,629	40,582	23,848
Weighted average number of common shares—diluted(1)	51,629	40,582	23,848
Loss per common share—basic	(0.19)	(0.35)	(0.11)
Loss per common share—diluted	(0.19)	(0.35)	(0.11)
Balance Sheet Data
Total current assets	25,958	33,261	23,068
Total assets	43,923	51,530	24,593
Total liabilities	6,816	4,933	6,401
Share capital	229,427	229,412	195,317
Total Shareholders’ equity	37,106	46,598	18,192
Number of shares outstanding(1)	51,643	51,624	24,566

(1)	On April 30, 2007, Inex’s common shares were consolidated on a basis of two current common shares for one new common share. Except as otherwise indicated, all references to common shares, common shares outstanding, average number of common shares outstanding, per share amounts and options in this document have been restated to reflect the common shares consolidation on a retroactive basis.

Second quarter and first half of 2010 (unaudited) compared to second quarter and first half of 2009 (unaudited)

For the first half of 2010 our net loss was $8.6 million ($0.17 per common share) as compared to a net loss of $4.3 million ($0.08 per common share) for the first half of 2009. For the second quarter of 2010 our net loss was $4.2 million ($0.08 per common share) as compared to a net loss of $2.3 million ($0.04 per common share) for second quarter of 2009.

The primary reasons for the increase in net loss are a reduction in revenues and increased spending on our TKM-ApoB and TKM-PLK1 programs. We are manufacturing materials for preclinical and clinical trials and completing toxicology studies in preparation for clinical development of both programs. Revenues fluctuate particularly due to the variability in demand for our manufacturing services and timing of milestone receipts.

Revenue. Revenue from research and development collaborations, licensing fees and milestone payments was $2.3 million for the second quarter of 2010 as compared to $3.8 million for second quarter of 2009 and was $4.8 million for the first half of 2010 as compared to $6.7 million for the first half of 2009. Revenues fluctuate particularly due to the variability in demand for our manufacturing services and timing of milestone receipts. The decrease in revenues for the periods discussed here is a result of period to period fluctuations in demand for our manufacturing services and the expiration of our Alnylam research collaboration in August 2009.

Revenue is detailed in the following table:

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
	(in millions CDN$)		(in millions CDN$)
Research and development collaborations
Alnylam	$1.4	$2.2	$2.3	$4.6
Roche	0.9	1.0	2.2	1.4
Other RNAi collaborators	—	—	0.3	0.1

Total research and development collaborations revenue	2.3	3.2	4.8	6.1
Licensing fees and milestone payment from Alnylam	—	0.6	—	0.6

Total research revenue	$2.3	$3.8	$4.8	$6.7

Alnylam revenue. Under an agreement with Alnylam they were required to make collaborative research payments at a minimum rate of US$2.0 million per annum for the provision of our research staff. This agreement expired on August 13, 2009 and we no longer receive research funding from Alnylam. We are, however, continuing to make LNP research and clinical trial batches for Alnylam under the Alnylam Manufacturing Agreement.

In addition to the cessation of research revenue from Alnylam, manufacturing revenue in the first half of 2010 was lower than in the first half of 2009 as Alnylam requested fewer batches of drugs. Manufacturing activity levels fluctuate from period to period and between our collaborations and our internal projects.

Under the Alnylam Manufacturing Agreement we are the exclusive manufacturer of any products required by Alnylam that utilize our technology through to the end of Phase 2 clinical trials. Under the Alnylam Manufacturing Agreement there is a contractual minimum payment for the provision of staff in each of the three years from 2009 to 2011 and Alnylam is reimbursing us for any external costs incurred. Revenue from external costs related to the Alnylam Manufacturing Agreement is being recorded in the period that Alnylam is invoiced for those costs except where we bear the risk of batch failure in which case revenue is recognized only once Alnylam accepts the batch. The total payment for the provision of staff from 2009 to 2011 is a minimum of $11.2 million. We are recognizing revenue for the provision of staff under the Alnylam Manufacturing Agreement based on actual staff hours provided.

Roche revenue. Under the Roche Product Development Agreement dated May 2009 Roche are paying us for the provision of staff and for certain external costs incurred. We are recognizing revenue from the Roche Product Development Agreement in proportion to the services provided up to the reporting date by comparing actual hours spent to estimated total project hours. Revenue from external costs incurred under the Roche Product Development Agreement is recorded in the period that Roche is invoiced for those costs. The difference between service revenue recognized and cash received is being recorded in the balance sheet as accrued or deferred revenue, as appropriate, and as at June 30, 2010 there was $1.1 million of deferred revenue in this respect.

We earned $0.8 million in research and development collaborations revenue during the first half of 2009 for work under a separate Roche Research Agreement that ended in June 2009.

Under the Roche Product Development Agreement we are currently developing one product with Roche. Roche recently provided us with guidance that the IND filing of the product candidate will be delayed and will not be filed before the end of 2010. This likely means that less revenue than we had previously expected will be earned and recognized for this product in 2010.

Other RNAi collaborators. We have active research agreements with a number of other RNAi collaborators including Bristol-Myers Squibb (BMS), Pfizer and Takeda. Also, as discussed earlier, in May 2010 we signed a formulation agreement with BMS under which BMS paid us $3.2 million (US$3.0 million) to make a certain number of LNP formulations over the next four years. Revenue from this agreement will be recognized as batches are produced. No batches have yet been produced under the new BMS agreement so deferred revenue as at June 30, 2010 includes $3.2 million in this respect.

Expenses—Research, development and collaborations. Research, development and collaborations expenses increased to $4.8 million for second quarter of 2010 as compared to $4.4 million for second quarter of 2009 and increased to $10.3 million for the first half of 2010 as compared to $8.0 million for the first half of 2009. The primary reason for the increase is the manufacture of materials for preclinical and clinical trials and conducting toxicology studies in preparation for clinical development of our TKM-ApoB and TKM-PLK1 programs.

Research, development and collaborations compensation expenses were at a similar level in the first half of 2009 and the first half of 2010. Increasing staff numbers in 2010 and the vesting and expensing of a portion of stock options granted in the first quarter of 2010 was offset by higher compensation expenses in the first half of 2009 when a bonus was paid out following the successful filing of our TKM-ApoB IND application and signing a product development agreement with Roche. Our research and development staff numbers have increased to 72 at June 30, 2010 (total staff 83) as compared to 66 (total staff 78) at June 30, 2009. Ordinarily, we issue an annual grant of stock options to all staff and directors at the end of our calendar year but due to a stock trading black-out our annual grant was delayed until the first quarter of 2010. Typically, a portion of our stock options vest immediately so there is a peak in stock option expense in the period when options are granted. Our bonus compensation philosophy is to pay discretionary bonuses as and when we achieve major corporate goals.

Intellectual property legal expenses increased by $0.2 million from the first half of 2009 to the first half of 2010 as we continue to expand and defend our technology base and patent portfolio.

In our 2009 Annual Management’s Discussion and Analysis we provided guidance that we expect research, development and collaborations expenses to increase in 2010 as compared to 2009 as we progress TKM-ApoB and TKM-PLK1 into the clinic. As a result of the recently awarded contract to develop TKM-Ebola we expect to incur further unbudgeted research, development and collaborations expenses. These further expenses will, however, be more than offset by revenues recognized from the contract as our costs will be reimbursed and we will charge the US Government for program overheads and a profit margin.

Expenses —General and administrative. General and administrative expenses were steady at $1.1 million for second quarter of 2010 and $1.1 million for second quarter of 2009 and $2.1 million for the first half of 2010 as compared to $2.1 million for the first half of 2009. There are two major offsetting costs: in the first half of 2009 we paid out discretionary bonuses to our staff and in the first half of 2010 we incurred fees related to our NASDAQ listing application.

In our 2009 Annual Management’s Discussion and Analysis we provided guidance that we expect general and administrative expenses to decrease in 2010 as compared to 2009. As our NASDAQ share listing progresses we expect to incur further fees that were not budgeted and this will likely result in an increase in total general and administrative expenses in 2010 as compared to 2009.

Amortization of intangible assets. Amortization of intangible assets expense relates to medical technology acquired from Protiva and purchased software. The charge was $0.4 million for the second quarter of 2010 as compared to $0.3 million for second quarter of 2009 and was $0.7 million for the first half of 2010 as compared to $0.6 million for the first half of 2009. There is an amortization charge of $0.25 million every quarter that relates to the $16.3 million in medical technology acquired through the business combination with Protiva on May 30, 2008 that is being amortized over 16 years. The balance of the amortization charge on intangible assets relates to software. There was an increase in software amortization in second quarter of 2010 as we wrote off some legacy systems that we no longer require.

As covered in the Operating and Financial Review and Prospects—Accounting Pronouncements Affecting Future Periods sections above, under US GAAP the medical technology acquired from Protiva will be retrospectively recorded as an expense at the time of acquisition and the ongoing quarterly amortization charge of $0.25 million would not apply.

Depreciation of property and equipment. Depreciation of property and equipment was steady at $0.2 million for second quarter of 2010 and $0.2 million for second quarter of 2009 and $0.4 million for the first half of 2010 as compared to $0.4 million for the first half of 2009.

Other income and (losses)—Interest income. Interest income was $0.03 million for the second quarter of 2010 and $0.03 million for second quarter of 2009 and $0.05 million for the first half of 2010 as compared to $0.11 million for the first half of 2009. Cash investment balances were lower in the first half of 2010 as compared to the first half of 2009 but interest rates have increased in 2010 as compared to 2009. In the future, interest income will continue to fluctuate in relation to cash balances and interest yields.

First quarter of 2010 (audited) compared to first quarter of 2009 (unaudited)

For the first quarter of 2010, our net loss was $4.4 million ($0.09 per common share, basic and fully diluted) as compared to a net loss of $2.1 million ($0.04 per common share, basic and fully diluted) for first quarter of 2009.

The primary reason for the increase in net loss is increased spending on our TKM-ApoB and TKM-PLK1 programs. We are manufacturing materials for preclinical and clinical trials and conducting toxicology studies in preparation for clinical development of both programs.

Revenue. Revenue from research and development collaborations was $2.5 million in the first quarter of 2010 as compared to $2.9 million in the first quarter of 2009. There was no revenue from licensing fees and milestone payments in the first quarter of 2010 or the first quarter of 2009.

Revenue is detailed in the following table:

	Three Months Ended March 31
	2010	2009
	(in millions CDN$)
Research and development collaborations
Alnylam	$0.9	$2.4
Roche	1.3	0.4
Other RNAi collaborators	0.3	0.1

Total research and development collaborations revenue	$2.5	$2.9

Alnylam revenue. Under an agreement with Alnylam they were required to make collaborative research payments at a minimum rate of US$2.0 million per annum for the provision of our research staff. This agreement expired on August 13, 2009 and we no longer receive research funding from Alnylam. We are, however, continuing to make LNP research and clinical trial batches for Alnylam under the Alnylam Manufacturing Agreement.

In addition to the cessation of research revenue from Alnylam, manufacturing revenue in the first quarter of 2010 was lower than in the first quarter of 2009. Manufacturing activity levels fluctuate from period to period and between our collaborations and our internal projects.

Under the Alnylam Manufacturing Agreement we are the exclusive manufacturer of any products required by Alnylam that utilize our technology through to the end of Phase 2 clinical trials. Under the Alnylam Manufacturing Agreement there is a contractual minimum payment for the provision of staff in each of the three years from 2009 to 2011 and Alnylam is reimbursing us for any external costs incurred. Revenue from external costs related to the Alnylam Manufacturing Agreement is being recorded in the period that Alnylam is invoiced for those costs except where we bear the risk of batch failure in which case revenue is recognized only once Alnylam accepts the batch. The total payment for the provision of staff from 2009 to 2011 is a minimum of $11.2 million. We are recognizing revenue for the provision of staff under the Alnylam Manufacturing Agreement based on actual staff hours provided.

Roche revenue. Under the Roche Product Development Agreement dated May 2009 Roche is paying us for the provision of staff and for certain external costs incurred. We are recognizing revenue from the Roche Product Development Agreement in proportion to the services provided up to the reporting date by comparing actual hours spent to estimated total project hours. Revenue from external costs incurred under the Roche Product Development Agreement is recorded in the period that Roche is invoiced for those costs. The difference between service revenue recognized and cash received is being recorded in the balance sheet as accrued or deferred revenue, as appropriate, and as at March 31, 2010 there was $0.8 million of deferred revenue in this respect.

We earned $0.4 million in research and development collaborations revenue during the first quarter of 2009 for work under a separate Roche Research Agreement.

Under the Roche Product Development Agreement we are currently developing one product candidate with Roche. Roche may select a second product candidate for development.

Other RNAi collaborators. We have active research agreements with a number of other RNAi collaborators including Bristol-Myers Squibb, Pfizer and Takeda.

Expenses—Research, development and collaborations. Research, development and collaborations expenses increased to $5.5 million in the first quarter of 2010 from $3.6 million in the first quarter of 2009, due largely to increased spending on our TKM-ApoB and TKM-PLK1 programs. In the first quarter of 2010 we were manufacturing materials for preclinical and clinical trials and conducting toxicology studies in preparation for clinical development of both programs.

Research, development and collaborations compensation expenses increased by about $0.3 million from the first quarter of 2009 to the first quarter of 2010 due to an increase in staff numbers and the vesting and expensing of a portion of stock options granted in the first quarter of 2010. Our research and development staff numbers have increased to 71 employees at March 31, 2010 (total staff of 81) as compared to 60 employees (total staff of 72) at March 31, 2009. Ordinarily, we issue an annual grant of stock options to all staff and directors at the end of our calendar year but due to a stock trading black-out our annual grant was delayed until the first quarter of 2010. Typically, a portion of our stock options vest immediately so there is an increase in stock option expense in the period when options are granted.

Intellectual property legal expenses increased by $0.2 million from the first quarter of 2009 to the first quarter of 2010 as we continue to expand and defend our technology base and patent portfolio.

Costs marked up and passed through to our collaborators Alnylam and Roche were at a similar level in the first quarter of 2010 to the first quarter of 2009.

Our research, development and collaboration expenses and laboratory equipment costs are reported net of funding from USAMRIID of $0.1 million in the first quarter of 2010 and $0.2 million in the first quarter of 2009.

Expenses—General and administrative. General and administrative expenses were $1.0 million for the first quarter of 2010 as compared to $1.0 million for the first quarter of 2009. There was a reclassification in the first quarter of 2010 of information systems costs out of general and administrative and into research, development and collaborations expenses. This decrease in the first quarter of 2010 was offset by a charge for a severance payment made to our former Vice President of Strategic Planning and Business Development.

In our 2009 Annual Report we provided guidance that we expect general and administrative expenses to decrease in 2010 as compared to 2009. We now expect to incur fees related to our planned listing on the NASDAQ Global Market that were not budgeted and could result in an increase in total general and administrative expenses in 2010 as compared to 2009.

Amortization of intangible assets. Amortization of intangible assets expense was $0.3 million for the first quarter of 2010 unchanged from $0.3 million for the first quarter of 2009. There is an amortization charge of $0.25 million every quarter that relates to the $16.3 million in medical technology acquired through the business combination with Protiva on May 30, 2008 that is being amortized over 16 years. The balance of the amortization charge on intangible assets relates to software.

As covered in Operating and Financial Review and Prospects—Accounting Pronouncements Affecting Future Periods above, under US GAAP the medical technology acquired from Protiva will be retrospectively recorded as an expense at the time of acquisition and the ongoing quarterly amortization charge of $0.25 million would not apply.

Depreciation of property and equipment. Depreciation of property and equipment was $0.2 million for the first quarter of 2010 unchanged from $0.2 million for the first quarter of 2009.

Other income and (losses)—Interest income. Interest income was $0.02 million for the first quarter of 2010 as compared to $0.08 million for the first quarter of 2009. Cash investment balances and average interest rates are lower in the first quarter of 2010 as compared to the first quarter of 2009. In the future, interest income will continue to fluctuate in relation to cash balances and interest yields.

Year ended December 31, 2009 compared to year ended December 31, 2008

For the fiscal year ended December 31, 2009, our net loss was $9.8 million ($0.19 per common share, basic and fully diluted) as compared to a net loss of $14.3 million ($0.35 per common share, basic and fully diluted) for 2008.

There are a number of factors contributing to changes in our results including some one time 2008 expenses linked to the acquisition of Protiva and a loss due to the impairment of goodwill.

Revenue. Revenue from research and development collaborations, licensing fees and milestone payments was $14.4 million in 2009 as compared to $11.7 million in 2008. Looking at collaborations revenue, the expiration of our research collaboration with Alnylam in August 2009 has been offset by expansion of manufacturing services provided to Alnylam and the expansion of our collaboration with Roche. Licensing fees and milestone payments revenue is lower in 2009 as compared to 2008 as up-front payments from Alnylam were fully amortized into revenue by the end of 2008 and the only 2009 receipt was an Alnylam milestone payment of $0.6 million.

Revenue is detailed in the following table:

	2009	2008
	(in millions CDN$)
Research and development collaborations
Alnylam	$8.8	$6.1
Roche	4.8	0.1
Other RNAi collaborators	0.2	0.3
Hana	—	0.1

Total research and development collaborations	13.8	6.6
Licensing fees and milestone payments from Alnylam	0.6	5.1

Total revenue	$14.4	$11.7

Alnylam revenue. Under an agreement with Alnylam they were required to make collaborative research payments at a minimum rate of US$2.0 million per annum for the provision of our research staff. This agreement expired on August 13, 2009 and we no longer receive research funding from Alnylam. We are, however, continuing to make LNP research and clinical trial batches for Alnylam under the Alnylam Manufacturing Agreement.

Under the Alnylam Manufacturing Agreement we are the exclusive manufacturer of any products required by Alnylam that utilize our technology through to the end of Phase 2 clinical trials. Under the Alnylam Manufacturing Agreement there is a contractual minimum payment for the provision of staff in each of the three years from 2009 to 2011 and Alnylam is reimbursing us for any external costs incurred. Revenue from external costs related to the Alnylam Manufacturing Agreement is being recorded in the period that Alnylam is invoiced for those costs except where we bear the risk of batch failure in which case revenue is recognized only once Alnylam accepts the batch. The total payment for the provision of staff from 2009 to 2011 is a minimum of $11.2 million. We are recognizing revenue for the provision of staff under the Alnylam Manufacturing Agreement based on actual staff hours provided.

We are eligible to receive up to US$16.0 million in milestones for each RNAi therapeutic advanced by Alnylam or its partners that utilizes our intellectual property, and royalties on product sales. On April 3, 2009 Alnylam announced that they had initiated a Phase 1 human clinical trial for ALN-VSP, a product candidate that utilizes our LNP technology. The initiation of the ALN-VSP Phase 1 clinical trial triggered a milestone payment of $0.6 million (US$0.5 million) that we received and recorded as revenue in 2009.

Roche revenue. Under the Roche Product Development Agreement dated May 2009 they are paying us for the provision of staff and for certain external costs incurred. We are recognizing revenue from the Roche Product Development Agreement in proportion to the services provided up to the reporting date by comparing actual hours spent to estimated total project hours. Revenue from external costs incurred under the Roche Product Development Agreement is recorded in the period that Roche is invoiced for those costs. The difference between service revenue recognized and cash received is being recorded in the balance sheet as accrued or deferred revenue, as appropriate, and as at December 31, 2009 there was $0.8 million of deferred revenue in this respect.

We earned $0.9 million (US$0.8 million) in research and development collaborations revenue during the first half of 2009 for work completed under a separate Roche Research Agreement.

Other RNAi collaborators. We have active research agreements with a number of other RNAi collaborators including Bristol-Myers Squibb and Takeda.

Expenses—Research, development and collaborations. Research and development expenses increased to $17.8 million in 2009 as compared to $16.1 million in 2008 due, in part, to the following factors:

•	As a result of the business combination with Protiva completed on May 30, 2008, the level and cost of our research and development activities generally increased.

•	With the business combination our intellectual property portfolio and related expenses expanded.

•

Spending on our TKM-ApoB program was significantly higher in 2008 as compared to 2009. In 2008 we took TKM-ApoB through preclinical toxicology studies and the manufacture of drug product for human clinical trials. In 2009 our TKM-ApoB program moved into Phase 1 of clinical trials.

•	In 2009 TKM-PLK1 spending increased significantly over 2008 as we commenced preclinical toxicology studies and the manufacture of human clinical trial drug product.

•

Costs marked up and passed through to our collaborators were higher in 2009 as we supported a number of Alnylam products that utilize our LNP technology and in May 2009 our collaboration with Roche expanded into product development.

•

Research and development wage expenses increased significantly following the business combination on May 30, 2008 and continued to be higher in 2009 as staffing levels were maintained to support our two lead internal programs and two major collaborative partners, Alnylam and Roche. However, research and development total compensation expenses in 2008 were unusually high as stock based compensation was $0.3 million in 2009 as compared to $1.8 million in 2008. In 2008, our Board of Directors approved the accelerated vesting of all Tekmira stock options concurrent with the announcement of the business combination with Protiva.

Our research, development and collaboration expenses and laboratory equipment costs are reported net of funding from USAMRIID of $0.8 million in 2009 and $0.2 million in 2008.

Our research and development staff numbers have increased to 64 employees at December 31, 2009 (total staff of 78) as compared to 61 employees (total staff of 76) at December 31, 2008.

Research, development and collaborations expenses guidance for 2010. Research and development expenses are expected to increase in 2010 as we progress TKM-PLK1 and a new TKM-ApoB formulation into the clinic. Also, effective January 1, 2010, in line with our organizational structure, we will be classifying our information systems department costs and related overheads as research and development expenses instead of their former classification of general and administrative expenses.

General and administrative. General and administrative expenses decreased to $4.2 million in 2009 as compared to $4.4 million in 2008. General and administrative expenses increased with the addition of Protiva expenses following the business combination on May 30, 2008. This increase in expenses lessened as the two businesses were integrated.

General and administrative expenses guidance for 2010. In our 2009 Annual Report we provided guidance that we expect general and administrative expenses to decrease in 2010 as compared to 2009. We now expect to incur fees related to our planned listing on the NASDAQ Global Market that were not budgeted and could result in an increase in total general and administrative expenses in 2010 as compared to 2009.

Termination and restructuring expenses. We did not have any termination and restructuring expenses in 2009 and the termination and restructing expenses were $3.2 million in 2008. In May 2008, as a condition of closing the business combination with Protiva, the employment contract of Tekmira’s Chief Executive Officer was terminated and an expense of $2.0 million was recorded. In October 2008, as part of the integration of the operations of Tekmira and Protiva, we completed a restructuring that resulted in a reduction in workforce of 15 employees and recorded an expense of $1.2 million.

Amortization of intangible assets. Amortization of intangible assets expense was $1.3 million in 2009 as compared to $0.8 million in 2008. Of the 2009 amortization charge $1.0 million relates to the $16.3 million in medical technology acquired through the business combination with Protiva on May 30, 2008 that is being amortized over 16 years (2008—$0.6 million). The balance of the amortization on intangible assets relates to software.

As covered in Operating and Financial Review and Prospects—Accounting Pronouncements Affecting Future Periods above, under US GAAP the medical technology acquired from Protiva will be retrospectively recorded as an expense at the time of acquisition and the ongoing quarterly amortization charge of $0.25 million would not apply.

Depreciation of property and equipment. Depreciation of property and equipment was $0.7 million in 2009 as compared to $0.6 million in 2008. Our results from May 30, 2008 forward include Protiva’s depreciation charges. Also, capital asset purchases and related depreciation has increased steadily in line with growth in the manufacturing side of our business.

Other income (losses)—Interest income. Interest income was $0.2 million in 2009 as compared to $0.9 million in 2008. Our average cash, cash equivalent and short-term investment balances were at similar levels in 2009 and 2008 but average interest rates were significantly lower in 2009 as compared to 2008. In the future, interest income will continue to fluctuate in relation to cash balances and interest yields.

Other income (losses)—Impairment loss on goodwill. A down-turn in financial markets led us to carry out a goodwill impairment test as at September 30, 2008. Based on Tekmira’s market capitalization as at September 30, 2008 we determined that the fair value of goodwill arising from the acquisition of Protiva was negligible and an impairment loss of $3.9 million, the full value of goodwill, was recorded in the Consolidated statement of operations and comprehensive loss. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Operating and Financial Review and Prospects—Critical Accounting Policies” for further discussion of goodwill valuation.

Other income (losses)—Foreign exchange gains (losses). Foreign exchange gains (losses) showed losses of $0.4 million in 2009 as compared to gains of $2.1 million in 2008. The foreign exchange gains in 2008 relate largely to the positive effect on our US denominated cash investments and accounts receivable from the strengthening of the US dollar as compared to the Canadian dollar. Conversely, foreign exchange losses in 2009 relate to the weakening of the US dollar as compared to the Canadian dollar.

Towards the end of 2008 we converted the majority of our US dollar cash and cash equivalent holdings into Canadian dollars which reduced our exposure to foreign exchange rate fluctuations in 2009. We will continue to hold only working capital levels of US dollars. However, as a large portion of our revenues and expenses are in US dollars, exchange rate fluctuations will continue to create gains or losses as we continue holding US denominated cash, cash investments, accounts receivable and accounts payable.

Year ended December 31, 2008 compared year ended December 31, 2007

For the fiscal year ended December 31, 2008, our net loss was $14.3 million ($0.35 per common share, basic and fully diluted) as compared to a net loss of $2.6 million ($0.11 per common share, basic and fully diluted) for 2007.

There are a number of factors contributing to changes in our results including the inclusion of Protiva’s results from May 30, 2008, the date Protiva was acquired, some additional expenses linked to the acquisition of Protiva and the impairment loss on goodwill.

Revenue. Revenue from research and development collaborations, licensing fees and milestone payments was $11.7 million in 2008 as compared to $15.8 million in 2007. In 2008 most of our revenue was from our partnership with Alnylam whereas in 2007 we also had significant revenues from our partnership with Hana. The business combination with Protiva brought in some new collaborative partner revenue streams.

Revenue is detailed in the following table:

	2008	2007
	(in millions CDN$)
Research and development collaborations
Alnylam	$6.1	$5.9
Hana	0.1	0.5
Other RNAi collaborators	0.5	—

Total research and development collaborations	6.6	6.4

Licensing fees and milestone payments
Alnylam	5.1	5.0
Hana	—	4.1
Aradigm	—	0.2

Total licensing fees and milestone payments	$5.1	$9.4

Total revenue	$11.7	$15.8

Alnylam revenue. During 2007 and 2008 we were reimbursed by Alnylam for external costs and the provision of staff under various research, licensing and manufacturing agreements.

Under a licensing agreement with Alnylam we received an up-front licensing payment of $9.4 million (US$8.0 million). Under a license agreement with the University of British Columbia, or UBC, we made a milestone payment of $0.9 million in respect of the up-front payment from Alnylam. The up-front payment and the milestone payment were deferred and were amortized on a straight-line basis to revenue and expense respectively to December 31, 2008, the period over which we provided research support under a certain licensing agreement.

Hana revenue. On May 6, 2006, we signed a number of agreements with Hana including the grant of worldwide licenses pursuant to a license agreement we refer to as the Hana License Agreement for our targeted chemotherapy products, Marqibo, Alocrest and Brakiva. Under the Hana License Agreement, Hana paid a non-refundable up-front cash payment of $1.7 million (US$1.5 million) and issued 1,118,568 Hana shares to us, which we refer to as the Hana Up-front Payments. The value of the Hana shares on May 6, 2006, based on a share price of $12.34 (US$11.15) was $13.8 million (US$12.5 million) giving a total of $15.5 million (US$14.0 million) in Hana Up-front Payments.

We allocated $0.2 million as proceeds on the transfer of certain surplus laboratory equipment to Hana, resulting in no gain or loss on disposal. In accordance our revenue recognition policy, the remaining $15.3 million of the Hana Up-front Payments was deferred and was amortized into revenue from May 6, 2006 to December 31, 2007 by which time all services under a technology transfer agreement had been substantially completed.

We could receive up to an additional US$29.5 million in cash or Hana shares upon achievement of certain further development and regulatory milestones and will also be eligible to receive royalties on product sales. If received, certain of these contingent payments from Hana will be transferred to certain contingent creditors. This is covered further under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Off Balance-Sheet Arrangements.”

Other RNAi collaborators. We have active research agreements with a number of other RNAi collaborators including Bristol-Myers Squibb and Roche. Revenue under these agreements is being recognized on a percentage completion basis.

Aradigm revenue. On November 19, 2007, Aradigm announced that it would commence a Phase 2 trial of inhaled liposomal ciprofloxacin. We believe that the commencement of this trial in December 2007 triggered a $0.25 million (US$0.25 million) milestone payable by Aradigm. Aradigm’s management believes that its product does not use our technology as defined under the license agreement. The dispute over the initial milestone was resolved on February 13, 2008 when we signed an amendment to the licensing agreement with Aradigm. The amendment does not change our milestone and royalty eligibility under the original license agreement and Aradigm paid us $0.25 million on February 15, 2008. The amount was accrued as revenue in 2007, the period in which when we believe the milestone was triggered.

Expenses—Research and development. Research and development expenses increased to $16.1 million in 2008 as compared to $8.3 million in 2007. Inclusion of Protiva expenses from May 30, 2008, including TKM-ApoB and TKM-PLK1 project expenses and salary and infrastructure costs accounts for $7.1 million of the increase.

The majority of the increase in research and development external expenditures relate to our TKM-ApoB program, specifically preclinical toxicology costs and costs related to the purchase of GMP materials. Stock based compensation for research and development staff was $1.3 million in 2008 as compared to $0.3 million in 2007 as our Board of Directors approved the accelerated vesting of all Tekmira stock options concurrent with the announcement of the business combination with Protiva. Intellectual property legal expenses increased by $0.6 million over the prior year due to the expansion of our patent portfolio following the business combination with Protiva.

Salary and infrastructure costs also increased as a result of the business combination with Protiva. Staff numbers initially increased by about 75% as a result of the business combination although there was a subsequent post-integration reorganization in October. Our internal research and development staff numbers were 61 employees at December 31, 2008 (total staff of 76) as compared to 39 employees (total staff of 50) at December 31, 2007.

Expenses—General and administrative. General and administrative expenses were $4.4 million for 2008 as compared to $4.4 million for 2007. There were a number of off-setting changes in the composition of general and administrative expenses. Protiva expenses from May 30, 2008, the date of business combination, were $0.7 million. Stock based compensation for general and administrative staff was $0.4 million in 2008 as compared to $0.1 million in 2007 and in line with the increase noted above. Legal and professional fees were substantial in 2007 as we worked to complete the corporate reorganization on April 30, 2007. Legal and professional fees were similarly higher than normal in the period up to completion of the business combination with Protiva but these fees have been capitalized as they are a cost of acquisition of Protiva.

Termination and restructuring expenses. Termination and restructuring expenses were $3.2 million in 2008 and there were no termination and restructuring expenses in 2007. In May 2008, as a condition of closing the business combination with Protiva, the employment contract of Tekmira’s Chief Executive Officer was terminated and an expense of $2.0 million was recorded. In October 2008, as part of the integration of the operations of Tekmira and Protiva, we completed a restructuring that resulted in a reduction in workforce of 15 employees and recorded an expense of $1.2 million.

Amortization of intangible assets. Amortization of intangible assets expense was $0.6 million for 2008 and we did not have any amortization of intangible assets expense for 2007. The amortization relates to $16.3 million in medical technology acquired through the business combination with Protiva which is covered in Operating and Financial Review and Prospects—Overview above. The estimated useful life and amortization period of the Protiva medical technology is discussed in Operating and Financial Review and Prospects—Critical Accounting Policies above.

Depreciation of property and equipment. Depreciation of property and equipment was $0.8 million for 2008 as compared to $0.4 million for 2007. Our results from May 30, 2008 forward include Protiva’s depreciation charges. Also, capital asset purchases and depreciation thereof has increased in line with our growth since expanding our Alnylam collaboration early in 2007.

Other Income (Losses)—Interest income. Interest income was $0.9 million for 2008 and $1.0 million for 2007. Average cash, cash equivalent and short-term investment balances increased significantly as a result of both our business combination with Protiva and the related $10.0 million in new financing but average interest rates were lower in 2008 than in 2007. In the future, interest income will continue to fluctuate in relation to cash balances and interest yields.

Other Income (Losses)—Loss on purchase and settlement of exchangeable and development notes. The loss on purchase and settlement of the exchangeable and development notes is covered in Off-Balance Sheet Arrangements above.

Other Income (Losses)—Impairment loss on goodwill. The recent down-turn in financial markets led us to carry out a goodwill impairment test as at September 30, 2008. Based on Tekmira’s market capitalization as at September 30, 2008 we determined that we did not have any fair value of goodwill arising from the acquisition of Protiva but an impairment loss of $3.9 million, the full value of goodwill, which was recorded in the consolidated statement of operations and comprehensive loss. See Operating and Financial Review and Prospects—Critical Accounting Polices above for further discussion of goodwill valuation.

Other Income (Losses)—Foreign exchange and other gains (losses). Foreign exchange and other gains (losses) showed gains of $2.1 million for 2008 as compared to losses of $1.0 million for 2007. The foreign exchange gains in 2008 relate largely to the positive effect on our US denominated cash investments and accounts receivable from the strengthening of the US dollar as compared to the Canadian dollar. A weakening US dollar in 2007 had the opposite effect.

Towards the end of 2008 we converted the majority of our US dollar cash and cash equivalent holdings into Canadian dollars to reduce our future exposure to foreign exchange rate fluctuations. However, as a large portion of our revenues and expenses are in US dollars, exchange rate fluctuations will continue to create gains or losses as we expect to continue holding US denominated cash, cash investments, accounts receivable and accounts payable.

Liquidity and Capital Resources

Tekmira has financed its operations through the sales of shares, debt, revenues from research and development collaborations and licenses with corporate partners, interest income on funds available for investment, and government grants and tax credits.

We believe that our current funds on hand plus expected interest income and funds from our collaborative partners and the US Government will be sufficient to continue our product development into 2012. See “Risk Factors”.

Tekmira has historically maintained its liquidity and has funded its operations primarily from the sale of its common shares and may continue to rely on its ability to raise additional capital through the issuance of common shares, which may have a dilutive effect on our shareholders, to fund its operations. If we choose to raise additional funding, there is no assurance that we will be able to secure outside sources of capital in an amount that is sufficient for us to undertake our plan of operations. If future equity financing cannot be raised, our activities may be curtailed and this may adversely affect our ability to carry out our business strategy. We do not currently have any debt financing and we have not established bank financing arrangements. There can be no assurance that additional financing, if required, will be available to us on acceptable terms or at all.

Cash flows for the second quarter and first half of 2010 (unaudited) compared to second quarter and first half of 2009 (unaudited)

At June 30, 2010, we had cash and cash equivalents of approximately $18.2 million as compared to $24.4 million at December 31, 2009.

Operating activities used cash of $0.1 million in the second quarter of 2010 as compared to $1.8 million in the second quarter of 2009. Operating activities used cash of $5.5 million in the first half of 2010 as compared to $2.9 million in the first half of 2009. The $2.3 million increase in non-cash working capital relates largely to a decrease in accounts payable and accrued liabilities as we paid off what was a particularly high level of material and contract purchases made towards the end of 2009. Excluding changes in non-cash working capital and deferred revenue, cash used in operating activities in the first half of 2010 was $7.1 million as compared to $3.4 million in the first half of 2009 reflecting lower revenue and a higher level of research and development spending in the first half of 2010. Deferred revenue increased by $4.0 million in the first half of 2010 as compared to an increase of $1.7 million in the first half of 2009. The primary reason for this increase was the $3.2 million May 2010 payment from BMS related to the signing of a new collaborative agreement as discussed earlier.

Net cash used in investing activities was $0.2 million in the second quarter of 2010 as compared to $14.6 million in the second quarter of 2009. Net cash used in investing activities was $0.7 million in the first half of 2010 as compared to $9.7 million in the first half of 2009. In 2009 we made some investments in bankers’ acceptances that have a maturity of greater than three months and are therefore classified as short-term investments as opposed to cash. We are currently investing our excess cash in a high-interest savings account, bankers’ acceptances and government bonds all with a maturity of less than three months. Property and equipment cash outflows in both the first half of 2009 and 2010 relate largely to facility improvements and manufacturing equipment. We are nearing the completion of upgrades to our in-house clean room facility and expect to be manufacturing clinical supplies in this clean room, for ourselves and our partners before the end of the year. Manufacturing in-house will give us more flexibility and more control over our manufacturing process and timelines.

Cash flows for the first quarter of 2010 (audited) compared to the first quarter of 2009 (unaudited)

At March 31, 2010, we had cash and cash equivalents of $18.5 million as compared to $24.4 million at December 31, 2009.

Operating activities used cash of $5.4 million in the first quarter of 2010 as compared to cash used of $1.1 million in the first quarter of 2009. The $1.8 million increase in non-cash working capital relates largely to a decrease in accounts payable and accrued liabilities as we paid off what was a particularly high level of material and contract purchases made near the end of 2009. Excluding changes in non-cash working capital, cash used in operating activities in the first quarter of 2010 was $3.6 million as compared to $1.5 million in the first quarter of 2009 reflecting a higher level of research and development spending in the first quarter of 2010.

Net cash provided used in investing activities was $0.6 million in the first quarter of 2010 as compared to net cash provided by investing activities of $4.9 million in the first quarter of 2009. Proceeds from short-term investments were $5.7 million in the first quarter of 2009 as we moved maturing short-term investments into a high interest savings account with a major Canadian bank. The high-interest savings account is classified as “cash and cash equivalents” in our balance sheet. Property and equipment in both the first quarter of 2009 and 2010 relates largely to facility improvements and manufacturing equipment. We are nearing the completion of upgrades to our in house clean room facility and expect to be manufacturing clinical supplies in this clean room, for ourselves and our partners before the end of 2010. Manufacturing in-house will give us more flexibility and more control over our manufacturing process and timelines.

Cash flows for the year ended December 31, 2009 compared to the year ended December 31, 2008

At December 31, 2009, we had cash, cash equivalents and short-term investments of approximately $24.4 million as compared to $31.9 million at December 31, 2008.

Operating activities used cash of $5.5 million in 2009 as compared to cash used of $10.3 million in 2008. The $1.6 million increase in non-cash working capital for 2009 relates largely to an increase in accounts payable and accrued liabilities as there was a particularly high level of materials and contract purchases during 2009. Excluding changes in non-cash working capital, cash used in operating activities in 2009 was $7.1 million as compared to $9.0 million in 2008. Our loss in 2008 was $4.5 million higher than in 2009 but included a $3.9 million non-cash impairment of goodwill charge.

Net cash provided by investing activities was $4.0 million in 2009 as compared to net cash provided by investing activities of $3.9 million in 2008. Proceeds from short-term investments were $5.7 million in 2009 as we moved maturing short-term investments into a high interest savings account with a major Canadian bank. The high-interest savings account is classified as “cash and cash equivalents” on our balance sheet. Property and equipment spending of $1.6 million in 2009 relates largely to facility improvements and manufacturing equipment.

Net cash provided by financing activities was negligible in 2009 as compared to $9.9 million 2008. The only financing activity in 2009 was from the exercise of stock options. In 2008, concurrent with the business combination with Protiva on May 30, 2008, we completed a private placement of 2,083,333 of our common shares for $5.0 million with Alnylam and a private placement of 2,083,333 of our common shares for $5.0 million with a Roche affiliate.

Cash flows for the year ended December 31, 2008 compared to the year ended December 31, 2007

At December 31, 2008, we had cash, cash equivalents and short-term investments of approximately $31.9 million as compared to $20.9 million at December 31, 2007.

Operating activities used cash of $10.3 million in 2008 and as compared to $3.3 million in 2007. Excluding changes in deferred revenue and non-cash working capital, cash used in operating activities in 2008 was $9.0 million and was $1.6 million in 2007. The $4.6 million decrease in deferred revenue in 2008 largely relates to the amortization of Alnylam’s up-front payment under our license agreement with Alnylam. The $3.3 million decrease in non-cash working capital in 2008 is partly the result of a lower Alnylam accounts receivable balance at the end of 2008 as compared to the end of 2007. Accounts receivable from Alnylam at December 31, 2007 were unusually high as a number of invoices for drug batches were issued to Alnylam shortly before year end. Also, current liabilities at December 31, 2008 were unusually high as a result of accruing severance for Tekmira’s former chief executive officer. The severance is being paid out over time as salary continuance.

Net cash provided by investing activities was $3.9 million in 2008 as compared to $1.3 million of cash used in 2007. We acquired $3.4 million in cash through the business combination with Protiva on May 30, 2008 and have netted $0.9 million in business acquisition costs against this cash balance for presentation purposes. We also acquired $8.3 million in short-term investments with our acquisition of Protiva and of this amount $2.6 million was converted to cash before the end of 2008. Capital expenditures were $1.2 million in 2008 as compared to $1.4 million in 2007. In both 2007 and 2008 we purchased laboratory and manufacturing equipment and continued our upgrade of information technology systems. Capital spending in 2009 is expected to increase as we are undertaking facility improvements.

Net cash provided by financing activities was $9.9 million in 2008 as compared to $20.1 million 2007. The principle financing activities occurring in 2007 and 2008 were as follows:

•

On February 20, 2007, we completed a public offering of 5,175,000 shares at a price of $3.10 per common share (figures are after adjusting for the April 30, 2007 2-1 share consolidation). After paying underwriters commission and other offering expenses, the offering generated net cash of $14.9 million;

•	We received a capital contribution of $5.2 million as a result of our April 30, 2007 corporate reorganization, all of which was paid to certain contingent debtors of the Company; and

•

Concurrent with the business combination with Protiva on May 30, 2008, we completed a private placement of 2,083,333 of our common shares for US$5.0 million ($5.0 million, $2.40 per share) with Alnylam and a private placement of 2,083,333 of our common shares for $5.0 million ($2.40 per share) with a Roche affiliate.

Financial Instruments

We are exposed to market risk related to changes in interest and foreign currency exchange rates, each of which could adversely affect the value of our assets and liabilities. We invest our cash reserves in a high interest savings account and in bankers’ acceptances with varying terms to maturity (not exceeding two years) issued by major Canadian banks, selected with regard to the expected timing of expenditures for continuing operations and prevailing interest rates. Investments with a maturity greater than three months are classified in our Balance Sheet as held-for-trading short-term investments and are recorded at cost plus accrued interest. The fair value of our cash investments as at June 30, 2010 is at least equal to the face value of those investments and the value reported in our Balance Sheet. Due to the relatively short-term nature of the investments that we hold, we do not believe that the results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates relative to our investment portfolio. We purchase goods and services in both Canadian and US dollars and earn a significant portion of our revenues in US dollars. We manage our US dollar currency risk by using cash received from US dollar revenues to pay US dollar expenses and by limiting holdings of US dollar cash and cash equivalent balances to working capital levels. We have not entered into any agreements or purchased any instruments to hedge possible currency risks at this time.

Material Commitments for Capital Expenditures

As at the date of this Prospectus our only material commitments to capital expenditure are for lab and manufacturing equipment related to our TKM-Ebola program and we expect these purchases to be reimbursed by the US Government as the contractor for this program. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Property, plant and equipment”.

Research and Development, Patents and Licences

Cost associated with our research, development, patents and licences are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Operating result and - Business Overview”.

Trend Information

The following table presents our unaudited quarterly results of operations for each of our last eight quarters. This data has been derived from our unaudited consolidated financial statements, which were prepared on the same basis as our annual audited financial statements and, in our opinion, include all adjustments necessary, consisting solely of normal recurring adjustments, for the fair presentation of such information.

The quarterly results shown below include the results of Protiva from date of acquisition, May 30, 2008.

(in millions CDN$, except per share data)

	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010
Revenue	$4.2	$3.1	$2.9	$3.8	$3.3	$4.5	$2.5	$2.3
Net (loss)	(6.0)	(3.1)	(2.1)	(2.3)	(2.8)	(2.6)	(4.4)	(4.2)
Basic and diluted net (loss) per share	$(0.12)	$(0.07)	$(0.04)	$(0.04)	$(0.05)	$(0.05)	$(0.09)	$(0.08)

Quarterly Trends. Our revenue is derived from research and development collaborations, licensing fees and milestone payments. Over the past two years, our principal sources of revenue have been our Alnylam partnership entered into in March 2006 and our Roche partnership which was expanded in May 2009. Revenue from our Roche collaboration increased throughout 2009 to $2.3 million in the fourth quarter of 2009 when we manufactured a number of batches of drug. Revenue from our Alnylam collaboration was also higher than usual in the fourth quarter of 2009 when the balance of deferred revenue related to minimum FTE payments for the year was brought into revenue. In the first quarter of 2010 Alnylam revenue was relatively low as fewer batches were requested for manufacture and in the second quarter of 2010 Roche program activity and revenue was relatively low. We expect revenue to continue to fluctuate particularly due to the variability in demand for our manufacturing services and timing of milestone receipts.

Net loss in the third quarter of 2008 includes a $3.9 million charge for the impairment of goodwill arising on the acquisition of Protiva and increased research and development expenses related to our TKM-ApoB program.

Net loss in the fourth quarter of 2008 includes $1.2 million in restructuring costs as we reduced our workforce by 15 employees as part of the integration of the operations of Tekmira and Protiva. the fourth quarter of 2008 also includes $1.3 million in foreign exchange gains largely due to the positive effect on our US denominated cash investments and accounts receivable from the strengthening of the US dollar as compared to the Canadian dollar.

Net loss in the first quarter of 2009 was less than the fourth quarter of 2008 loss as our focus was on writing an IND application for our TKM-ApoB program. Net loss in the second quarter of 2009 includes a bonus pay-out following the successful filing of our TKM-ApoB IND application and signing a product development agreement with Roche.

Net losses from the third quarter of 2009 onwards have generally increased due to increased spending on our TKM-ApoB and TKM-PLK1 programs. In particular, in the first quarter of 2010 and the second quarter of 2010, we were manufacturing materials for preclinical and clinical trials and conducting toxicology studies in preparation for clinical development of both programs.

Our results for the first and second quarters of 2010 are discussed in further detail above.

Off-Balance Sheet Arrangements

Debt retirement. On June 20, 2006, we retired certain debt in exchange for certain upfront payments as well as contingent consideration including certain future potential milestone and royalty payments from Hana. The contingent creditors have no recourse to any of Tekmira’s assets other than certain milestone and royalty payments that we receive from Hana. The balance of the contingent obligation as at June 30, 2010 is US$22.8 million. As off-setting contingent assets and liabilities neither the potential milestones nor the contingent obligation are shown on our balance sheet.

Protiva promissory notes. Before being acquired by Tekmira, on March 25, 2008 Protiva declared a dividend of US$12.0 million. The dividend was paid by Protiva issuing promissory notes on May 23, 2008. Recourse against Protiva for payment of the promissory notes is limited to Protiva’s receipt, if any, of up to US$12.0 million in payments from a third party. Protiva is obligated to pay these funds, if and when it receives them, to the promissory note holders. As contingent obligations that would not need to be funded by Tekmira, the US$12.0 million receivable and the related promissory notes payable are not included in our consolidated balance sheet.

Tabular Disclosure of Contractual Obligations

The following table sets forth Tekmira’s contractual obligations as at December 31, 2009:

Payments due by period (in millions of dollars)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations	—	—	—	—	—
Long-Term Debt Obligations	—	—	—	—	—
Capital (Finance) Lease Obligations	—	—	—	—	—
Operating Lease Obligations(1)	5.8	1.2	2.4	2.2	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities	—	—	—	—	—

Total	5.8	1.2	2.4	2.2	—

(1)	The operating lease for our laboratory and office premises expires in July 2014 but we have the option to extend the lease to 2017 and then to 2022 and then to 2027. The operating lease obligations shown above are net of sublease income.

DIRECTORS AND EXECUTIVES

The following table sets forth information relating to our directors and executives as at the date of this Prospectus:

Name	Residence	Position
Michael J. Abrams(2)(4)	Custer, Washington, U.S.A.	Director

Arthur M. Bruskin(3)(4)	Huntington Station, New York, U.S.A.	Director

Kenneth Galbraith(1)(3)	Surrey, British Columbia, Canada	Director

Donald G. Jewell(1)	West Vancouver, British Columbia, Canada	Director

Frank Karbe(1)	Mill Valley, California, U.S.A.	Director

Daniel Kisner(2)(3)(4)	Rancho Santa Fe, California, U.S.A.	Director (Chairman)

R. Ian Lennox(2)	Jupiter, Florida, U.S.A	Director

Name	Residence	Position
Mark J. Murray	Seattle, Washington, U.S.A.	President, Chief Executive Officer and Director

Ian C. Mortimer	North Vancouver, British Columbia, Canada	Executive Vice President, Finance and Chief Financial Officer

Ian MacLachlan	Mission, British Columbia, Canada	Executive Vice President and Chief Scientific Officer

Peter Lutwyche	Vancouver, British Columbia, Canada	Senior Vice President, Pharmaceutical Development

Paul Brennan	White Rock British Columbia, Canada	Senior Vice President Business Development

R. Hector MacKay-Dunn, Q.C.	Vancouver, British Columbia, Canada	Corporate Secretary

(1)	Member of Audit Committee.
(2)	Member of Executive Compensation and Human Resources Committee.
(3)	Member of Corporate Governance and Nominating Committee.
(4)	Member of the Science Committee.

Mark J. Murray, Ph.D., President, Chief Executive Officer and Director. Dr. Murray joined Tekmira in May 2008 concurrent with the closing of the business combination between Tekmira and Protiva. He previously was the President and CEO and founder of Protiva since its inception in 2000. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry. Dr. Murray held senior management positions at ZymoGenetics and Xcyte Therapies prior to joining Protiva. Since entering the biotechnology industry Dr. Murray has successfully completed numerous and varied partnering deals, directed successful product development programs, been responsible for strategic planning programs, raised over $30 million in venture capital and executed extensive business development initiatives in the US, Europe and Asia. During his R&D career, Dr. Murray worked extensively on three programs that resulted in FDA approved drugs, including the first growth factor protein approved for human use, a program he led for several years following his discovery. Dr. Murray obtained his Ph.D. in Biochemistry from the Oregon Health Sciences University and was a Damon Runyon-Walter Winchell post-doctoral research fellow for three years at the Massachusetts Institute of Technology.

Daniel Kisner, M.D., Chairman. Dr. Kisner is currently a Venture Partner at Aberdare Ventures. Prior to Aberdare, Dr. Kisner served as President and CEO of Caliper Technologies, a leader in microfluidic lab-on-a-chip technology. He led Caliper from a technology-focused start up to a publicly traded, commercially oriented organization. Prior to Caliper, he was President and COO of Isis Pharmaceuticals, Inc. Previously, Dr. Kisner was Division VP of Pharmaceutical Development for Abbott Laboratories and VP of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

Michael J. Abrams, Ph.D., Director. Dr. Abrams has been active in the research, discovery and development of pharmaceuticals for over 20 years. In 1984, Dr. Abrams joined Johnson Matthey plc and in 1991, was promoted to Manager, Biomedical Research, worldwide for Johnson Matthey. In June 1996 Dr. Abrams initiated the Canadian venture-backed financing of AnorMED Inc. He is an inventor on the patents that led to the development of the Lantheus technetium-99m heart imaging agent, Cardiolite and is a co-inventor on several products currently in clinical trials. He is also a named inventor on an additional 15 patents and has authored over 60 scientific articles. Dr. Abrams served as President, Chief Executive Officer and director of AnorMED Inc. until May 2006 and as a director of Migenix Inc. until August 2008 and is currently a director for the Centre for Drug and Research Development and viDA Therapeutics Inc. and Chairman for Indel Therapeutics Inc. In 2009, Dr. Abrams joined Inimex Pharmaceuticals as President and CEO. He is also an Adjunct Professor at the University of British Columbia.

Arthur M. Bruskin, Ph.D., Director. Dr. Bruskin is currently an independent consultant in the biotechnology and pharmaceutical industry. He earned his BA and MA (Microbiology) at the University of Connecticut and his Ph.D. (Biology) at Indiana University. Following his postdoctoral training at the University of California, San Francisco, Dr. Bruskin took a position at Applied Biotechnology (ABT), a Cambridge, MA biotechnology company where he was responsible for their cancer therapeutic program from 1987 to 1991. Following the merger of ABT with Oncogene Science in 1991 (now OSI Pharmaceuticals (NASDAQ:OSIP)), Dr. Bruskin held a variety of positions at OSI including Executive Vice President, Global Research. Dr. Bruskin was responsible for all of OSI’s preclinical research in the areas of Oncology and Diabetes and was involved in the discovery and development of Tarceva. After leaving OSI in 2002, Dr. Bruskin has been the Chief Scientific Officer of Interpath Pharmaceuticals Inc. (2005-2006) and the Chief Operating Officer of Eutropics Pharmaceuticals Inc. (2006-2008) and part-time Chief Scientific Officer at America Stem Cell, Inc., a privately held biotechnology company (2009-2010).

Kenneth Galbraith, C.A., Director. Mr. Galbraith is currently a General Partner at Ventures West. He joined Ventures West in 2007 and leads the firm’s biotechnology practice. Prior to joining Ventures West, Mr. Galbraith was Chairman and Interim CEO of AnorMED, a biopharmaceutical company focused on new therapeutic products in hematology, HIV and oncology, until its sale to Genzyme Corp. in a cash transaction worth almost US$600 million. Previously, Mr. Galbraith spent 13 years in senior management with QLT Inc., a global biopharmaceutical company specializing in developing treatments for eye diseases, retiring in 2000 from his position as Executive VP and CFO. Mr. Galbraith was a founding Director of the BC Biotechnology Alliance and served as Chairman of the Canadian Bacterial Diseases Network, one of Canada’s federally-funded Networks for Centers of Excellence (NCE). He was also a Director of the Michael Smith Foundation for Health Research and the Fraser Health Authority. He currently serves on the Board of Directors of a number of private biotechnology companies as well as the Vancouver Aquarium Marine Science Centre, one of the world’s leading aquariums and Genome BC and has previously served on the Board of Directors of a number of NASDAQ-listed biotechnology companies, including Cardiome Pharma and Angiotech Pharmaceuticals. Mr. Galbraith earned a Bachelor of Commerce (Honours) degree from the University of British Columbia and is a Chartered Accountant.

Donald G. Jewell, C.A., Director. Mr. Jewell is a Chartered Accountant with over 30 years of business experience. Mr. Jewell spent 20 years with KPMG and at the time of his departure, he was the managing partner in charge of KPMG’s management consulting practice in British Columbia. Until March 2010 Mr. Jewell was Chairman of Cal Investments Limited, a London based hedge fund. Mr. Jewell is currently the managing director of a private Canadian holding company; Trustee of two substantial Canadian private trusts; and on the Board of the trusts’ major operating companies. He is also on the Board of Directors of Lantic Inc.

Frank Karbe, Director. Mr. Karbe is currently the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a NASDAQ-listed biotechnology company. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers and acquisitions in the biotechnology industry. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a US Masters of Business Administration).

R. Ian Lennox, M.B.A., Director. Mr. Lennox is currently Chairman and CEO of Ricerca Biosciences, LLC, a contract research organization for the pharmaceutical industry and he is also director of several life sciences companies in North America including Spectral Diagnostics Inc. From 2000 to 2004, Mr. Lennox held leadership positions at MDS Inc., or MDS, first as president and chief executive officer, drug discovery and development, and later as president and chief executive officer, pharmaceutical and biotechnology markets. Prior to joining MDS, Mr. Lennox was president and chief executive officer of Phoenix International Life Sciences, a NASDAQ-listed biotechnology company, and chairman and chief executive officer of Drug Royalty Corporation, a Toronto Stock Exchange listed company. From 1978 to 1997, Mr. Lennox held progressively senior managerial positions at Monsanto Company in the US, Europe and Latin America, including six years as president and chief executive officer of Monsanto (Canada), based in Toronto. Mr. Lennox has also served as director of a number of life sciences companies and charitable foundations in North America. Mr. Lennox holds an Honours B.S. degree in physiology and pharmacology and an M.B.A. from the University of Western Ontario. He has also completed the executive management program in finance at the Columbia School of Business.

Ian C. Mortimer, M.B.A., Executive Vice President, Finance and Chief Financial Officer. Mr. Mortimer became the Chief Financial Officer of Tekmira after its spin-out from Inex Pharmaceuticals Corporation in 2007 and has responsibilities for Finance, Legal Affairs and Investor Relations. From 2004 to 2007, Mr. Mortimer was Chief Financial

Officer of Inex. From 1997 to 2004, Mr. Mortimer held positions of increasing responsibility at Inex including leading Inex’s investor relations efforts and evaluation of product in-licensing opportunities. In 2004, Mr. Mortimer was recognized as the Best Investor Relations Officer for a Small Cap Company in Canada. He has a B.Sc. in Microbiology from the University of British Columbia, an M.B.A. from Queen’s University and is a Certified Management Accountant.

Ian MacLachlan, Ph.D., Executive Vice President, Chief Scientific Officer. Dr. MacLachlan joined Tekmira in 2008 concurrent with the closing of the business combination between Tekmira and Protiva. Dr. MacLachlan was a founder of Protiva in 2000 and led Protiva’s R&D program since our inception. A graduate of the University of Alberta, where he received both his B.Sc. and Ph.D. in Biochemistry, Dr. MacLachlan spent two years at the Vienna Bio-Center where some of the first experiments in systemic gene delivery were performed. Following this, Dr. MacLachlan conducted postdoctoral research at the Howard Hughes Medical Institute at the University of Michigan in the laboratory of Dr. Gary Nabel, a pioneer in the development of DNA-based therapeutics. Active in molecular therapeutics for more than a decade, he joined Protiva after five years leading the development of the gene transfer technology at Inex Pharmaceuticals. Dr. MacLachlan has been an invited speaker on nucleic acid delivery at the National Institutes of Health, the National Cancer Institute, numerous academic institutions and many major scientific meetings dealing with molecular therapy. He is a member of the New York Academy of Sciences, the Oligonucleotide Therapeutics Society and the American Society of Gene Therapy and serves on the Editorial Board of the journals Molecular Therapy and Oligonucleotides.

Peter Lutwyche, Ph.D., Senior Vice President, Pharmaceutical Development. Dr. Lutwyche joined Tekmira after the completion of the business combination between Tekmira and Protiva. Dr. Lutwyche joined Protiva in February 2008. His responsibilities at Tekmira include manufacturing, process development and quality control for all Tekmira product candidates as well as supporting Tekmira’s collaborative partners as they advance products that utilize Tekmira’s technology. Dr. Lutwyche is also responsible for human resources and information technology. Dr. Lutwyche joined Protiva from QLT Inc., where he was employed for ten years, most recently as Director, Pharmaceutical Development. During his tenure at QLT, Dr. Lutwyche contributed to the development and commercialization of Visudyne as well as leading manufacturing and chemistry efforts for numerous preclinical and clinical stage products. Prior to QLT, he was a research scientist at Inex Pharmaceuticals Corporation working with lipid-based formulations of nucleic acids and antibiotics. Dr. Lutwyche holds a Ph.D. in Chemistry from the University of British Columbia.

Paul Brennan, Senior Vice President, Business Development. Mr. Brennan joined Tekmira in September 2010. Mr. Brennan has over 20 years of experience working for pharmaceutical and biotechnology companies in general management, business development, marketing and regulatory affairs. Prior to joining Tekmira, Mr. Brennan was a principal at Pacific BioPartners, a consulting company focused on supporting biotechnology companies with general management and business development expertise. Prior to that he served as CEO of Altair Therapeutics, an emerging biopharmaceutical company based in San Diego, which focused on developing inhaled oligonucleotides for respiratory diseases. Prior to Altair, Mr. Brennan was Senior Vice President, Business Development at Aspreva Pharmaceuticals and was involved in the sale of Aspreva to Vifor Pharma for $915 million. Prior to Aspreva, Mr. Brennan was at AnorMED where he held a number of roles including Acting President during which time he was involved in the sale of AnorMED to Genzyme for $580 million. Mr. Brennan has also held senior positions in business development and regulatory affairs at AstraZeneca, where he worked in Sweden, the United Kingdom and Canada. Mr. Brennan has a MSc and BSc from Queen’s University in Kingston, Ontario.

R. Hector MacKay-Dunn, Q.C., Corporate Secretary. Mr. MacKay-Dunn has served as our Corporate Secretary since May 2010. Mr. MacKay-Dunn is a Senior Partner at Farris, Vaughan, Wills & Murphy LLP. Mr. MacKay-Dunn advises and has served as a director and corporate secretary of private and public growth companies in a broad range of industries on domestic and cross-border private and public securities offerings, mergers and acquisitions, tender offers, and international partnering transactions. Mr. MacKay-Dunn was appointed Queen’s Counsel in 2003. Mr. MacKay-Dunn is the immediate past Chair of the British Columbia Innovation Council, the Province’s lead agency with the mandate to advance ideas into investment-ready companies in the areas of science and technology, a director of British Columbia Leading Edge Endowment Fund, British Columbia’s CDN $60 million program to attract top researchers to B.C.’s universities and LifeSciences BC and a former director of Genome British Columbia. Mr. Mackay-Dunn holds a B.A. and LL.B. from the University of British Columbia.

CORPORATE GOVERNANCE

We believe that sound corporate governance practices are essential to the well being of the Company and its shareholders, and that these practices should be reviewed regularly to ensure they are appropriate. We are subject to the rules and policies of the Canadian provincial and federal securities regulators regarding audit committees, corporate governance and the certification of certain annual and interim filings. We have applied to list our common shares on the NASDAQ, and subject to us fulfilling all the listing requirements of the NASDAQ, we will be subject to the NASDAQ Listing Standards rules and related rules of the SEC (the “NASDAQ Rules”). The following disclosure of our approach to corporate governance outlines the various procedures, policies and practices that we and our Board of Directors have implemented to address the foregoing requirements and, where appropriate, reflect current best practices.

BOARD OF DIRECTORS

Our Board of Directors is responsible for supervising the management of the business and affairs of the Company. The Board establishes the overall policies and standards for the Company and monitors and evaluates the Company’s strategic direction and retains plenary power for those functions not specifically delegated by it to management. The Board approves strategic plans as well as major transactions such as collaborations, alliances, acquisitions and financings.

Our Board of Directors is currently composed of eight directors. Our Board of Directors has determined that seven of the eight members of the board are independent under the current requirements of the NASDAQ Rules and the rules and regulations of the Canadian provincial and federal securities regulatory authorities. Our independent directors are as follows: Daniel Kisner (Chair of the Board), Michael J. Abrams, Arthur M. Bruskin, Kenneth Galbraith, Donald G. Jewell, Frank Karbe, and R. Ian Lennox. Mark J. Murray is not independent as a result of being our President and Chief Executive Officer.

Our Board of Directors are kept informed of the Company’s operations at meetings of the Board and its committees, and through reports and analyses provided by management. The Board meets on a quarterly, regularly scheduled basis and more frequently as required. In addition, informal communications between management and directors occur apart from regularly scheduled Board and committee meetings. The Board holds regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

Certain of our directors are presently directors of other public companies in Canada and the United States. Information as to such other directorships is set out in the biography of each director set out under the heading “Directors and Executives” in this Prospectus. Each biography also outlines the director’s relevant experience and expertise.

COMMITTEES OF OUR BOARD OF DIRECTORS

To assist in the discharge of its responsibilities, and in accordance with the NASDAQ Rules and the rules and regulations of the Canadian provincial and federal securities regulatory authorities, our Board of Directors currently has four committees: the Audit Committee, the Executive Compensation and Human Resources Committee, the Nominating and Corporate Governance Committee and the Science Committee.

Audit Committee

The members of our Audit Committee are Frank Karbe, Donald Jewell and Kenneth Galbraith, each of whom is a non-employee member of our Board of Directors. Mr. Karbe chairs the committee, and each of the members of the Audit Committee meet the financial expert requirements as currently set out under the NASDAQ Rules and the financial literacy requirements as currently set out under the rules and regulations of the Canadian provincial and federal securities regulatory authorities. Our Board of Directors has determined that each member of our Audit Committee is an independent member of our Board of Directors under the current requirements of the NASDAQ Rules and the rules and regulations of the Canadian provincial and federal securities regulatory authorities.

Our Audit Committee acts on behalf of the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to:

•	the Company’s corporate accounting, financial reporting practices and audits of financial statements;

•	the Company’s systems of internal accounting and financial controls;

•	the quality and integrity of the Company’s financial statements and reports; and

•	the qualifications, independence and performance of any firm or firms of certified public accountants or independent chartered accountants engaged as the Company’s independent outside auditors.

Our auditor and independent registered public accounting firm reports directly to our Audit Committee. Specific responsibilities of our Audit Committee include:

•

overseeing the work of our auditor and independent registered public accounting firm engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company;

•

evaluating the performance, and assessing the qualifications, of our auditor and independent registered public accounting firm and recommending to our Board of Directors the appointment of, compensation for, or replacement of our auditor and independent registered public accounting firm for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services;

•	subject to applicable corporate and regulatory rules, determining and approving the engagement of, and compensation to be paid to, our auditor and independent registered public accounting firm;

•

determining and approving the engagement, prior to the commencement of such engagement, of, and compensation for, our auditor and independent registered public accounting firm to perform any proposed permissible non-audit services;

•

reviewing our financial statements and management’s discussion and analysis of financial condition and results of operations and recommending to our Board of Directors whether or not such financial statements and management’s discussion and analysis of financial condition and results of operations should be approved by our Board of Directors;

•	conferring with our auditor and independent registered public accounting firm and with management regarding the scope, adequacy and effectiveness of internal financial reporting controls in effect;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•

reviewing and discussing with our management and auditor and independent registered public accounting firm, as appropriate, our guidelines and policies with respect to investment risk assessment and risk management, including our major financial risk exposures and investment and hedging policies, and the steps taken by our management to monitor and control these exposures.

A copy of our Audit Committee’s charter is available on our website at www.tekmirapharm.com. The Company has also adopted a Whistleblower Policy, which is also available on our website at www.tekmirapharm.com.

Executive Compensation and Human Resources Committee

The members of our Compensation Committee are R. Ian Lennox, Michael Abrams and Daniel Kisner. Mr. Lennox chairs the committee. Our Board of Directors has determined that each member of our Compensation Committee is an independent member of our Board of Directors under the current requirements of the NASDAQ Rules and as defined in the rules and regulations of the Canadian provincial and federal securities regulatory authorities.

Specific responsibilities of our Compensation Committee include:

•	reviewing and making recommendations to our Board of Directors the compensation for our chief executive officer and other executive officers, including:

•	annual base salary;

•	annual incentive bonus, including the specific goals and amount;

•	equity compensation;

•	employment agreements, severance arrangements and change in control agreements/provisions; and

•	any other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to our Board of Directors regarding overall compensation plans and structure;

•

reviewing and making recommendations to our Board of Directors regarding the compensation to be paid to our non-employee directors, including any retainer, committee and committee chair fees and/or equity compensation;

•	preparing disclosure on executive compensation included in the Company’s public filings; and

•	acting as administrator of our share option plan (and other equity based plans established from time to time).

A copy of our Compensation Committee’s charter is available on our website at www.tekmirapharm.com.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Kenneth Galbraith, Arthur Bruskin and Daniel Kisner. Mr. Galbraith chairs the committee. Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is an independent member of our Board of Directors under the current requirements of the NASDAQ Rules and as defined in the rules and regulations of the Canadian provincial and federal securities regulatory authorities.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	establishing criteria for Board membership and identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board;

•

annually review, discuss and assess the performance of the Board, including Board committees, including an evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its shareholders; specific areas in which the Board and/or management believe contributions could be improved; the appropriate size of the Board and overall Board composition and makeup; and

•

oversee all aspects of the Company’s corporate governance functions on behalf of the Board, including developing and reviewing a set of corporate governance principles applicable to our company, and periodically reviewing and assessing these principles and their application.

A copy of our Nominating and Corporate Governance Committee’s charter is available on our website at www.tekmirapharm.com.

Our Board of Directors is responsible for approving nominees for election as directors. However, as is described above, our Nominating and Corporate Governance Committee is responsible for reviewing, soliciting and recommending nominees to our Board of Directors. In evaluating prospective nominees, our Nominating and Corporate Governance Committee looks for the following minimum qualifications: strong business acumen, extensive previous experience as an executive or director with successful companies, the highest standards of integrity and ethics, and a willingness and ability to make the necessary time commitment to diligently perform the duties of a director. Nominees are selected with a view to our best interests as a whole, rather than as representative of any particular stakeholder or category of stakeholders. Our Nominating and Corporate Governance Committee will also consider the skill sets of the incumbent directors when recruiting replacements to fill vacancies in our Board of Directors. Our Board of Directors prefers a mix of experience among its members to maintain a diversity of viewpoints and ensure that our Board of Directors can achieve its objectives. When a vacancy on our Board of Directors occurs, in searching for a new director, the Nominating and Corporate Governance Committee will identify particular areas of specialization which it considers beneficial, in addition to the general qualifications, having regard to the skill sets of the other members of our Board of Directors. Potential nominees and their respective references are interviewed extensively in person by the Nominating and Corporate Governance Committee before any nomination is endorsed by that committee. All nominations proposed by the Nominating and Corporate Governance Committee must receive the approval of our Board of Directors.

Our Board of Directors will also consider any director nominees proposed by our shareholders. Our Board of Directors has not received any such shareholder nominations and, as a result, has not considered it necessary to develop separate formal procedures for the submission and review of nominations by shareholders. Shareholders may submit nominations to our Board of Directors by addressing a communication to the chair of the Nominating and Corporate Governance Committee and providing sufficient information to the committee to permit it to conduct an assessment of the qualifications of the proposed nominee, including biographical information about the candidate and his or her professional experience, confirmation of the candidate’s willingness to serve as a director, and complete contact information for the candidate and the nominating shareholder. As a matter of policy, our Nominating and Corporate Governance Committee is committed to giving due and fair consideration to proposed nominations submitted by our shareholders using the same criteria and processes as other nominations which come before the committee.

Science Committee

The members of our Science Committee are Arthur Bruskin, Michael Abrams and Daniel Kisner. Dr. Bruskin chairs the committee. Our Board of Directors has determined that each member of our Science Committee is an independent member of our Board of Directors under the current requirements of the NASDAQ Rules and as defined in the rules and regulations of the Canadian provincial and federal securities regulatory authorities.

Specific responsibilities of our Science Committee include:

•	review with management and report to the Board at least annually on the research programs of the Company and on relevant developments in the field of RNAi research;

•	at least one member of the Science Committee shall attend meetings of any external scientific advisory groups including the Scientific Advisory Board; and

•	review, discuss and assess periodically its own performance.

A copy of our Science Committee’s charter is available on our website at www.tekmirapharm.com.

CODE OF CONDUCT

We have adopted a Code of Business Conduct for Directors, Officers and Employees (a “Code of Conduct”). Our Code of Conduct is available on our website at www.tekmirapharm.com.

Our Board of Directors and management review and discuss from time to time the effectiveness of our Code of Conduct and any areas or systems that may be further improved. We have not filed a material change report that pertains to any conduct of any of our directors or executive officers that constitutes a departure from our code of conduct. If we make any substantive amendments to our Code of Conduct, or grant any waiver from a provision of our code of conduct to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver on our website.

Tekmira complies with the relevant provisions under the Business Corporations Act (British Columbia) that deal with conflict of interest in the approval of agreements or transactions and our Code of Conduct sets out additional guidelines in relation to conflict of interest situations. Tekmira, through directors’ and officers’ questionnaires and other systems, also gathers and monitors relevant information in relation to potential conflicts of interest that one of our directors or officers may have.

Tekmira was founded on, and the business continues to be successful largely as a result of, a commitment to ethical conduct. Employees are regularly reminded about their obligations in this regard and senior management demonstrates a culture of integrity and monitors employees compliance with our Code of Conduct to the extent possible. The Company has also adopted an Insider Trading Policy, which is also available on our website at www.tekmirapharm.com.

POSITION DESCRIPTIONS

Our entire Board of Directors is responsible for the overall governance of Tekmira. Any responsibility that is not delegated to senior management or a committee of our Board of Directors remains with the entire Board. Our Board of Directors has adopted position descriptions for our Chairman, Chief Executive Officer, and each of the Chairs of our Committees.

ORIENTATION AND CONTINUING EDUCATION

New Board members receive a director’s orientation including reports on the Company’s strategic plans and significant financial, accounting and risk management issues, and a copy of our Code of Conduct. Board meetings are periodically held at the Company’s facilities and combined with presentations by the Company’s senior management to give the directors additional insight into the main areas of the Company’s business.

Our senior management make regular presentations to our Board of Directors on the main areas of our business and updates our Board of Directors quarterly on our financial and operating performance. Our directors are encouraged to take relevant professional development courses.

PROBABLE ACQUISITIONS OR OTHER MATERIAL TRANSACTIONS

There are no proposed undisclosed material transactions that have progressed to a state where the Company believes that the likelihood of completing such a transaction is high. We continue to evaluate opportunities to amplify and diversify our development portfolio through potential licensing, collaboration, acquisition or merger and acquisition activity.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds that we receive from the issue of our Securities will be used for working capital and general corporate purposes. We intend to use the funds as stated in the applicable Prospectus Supplement.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

Our authorized share capital consists of an unlimited number of common shares without par value, of which 51,687,069 were issued and outstanding as at August 31, 2010, and an unlimited number of Preferred shares without par value of which none were issued and outstanding as at August 31, 2010. None of our shares are held by us or on behalf of us.

Tekmira has applied to list its common shares on the NASDAQ Global Market. It expects that to meet the minimum share price listing condition that Tekmira will need to complete a share consolidation in the range of between 3 and 5 common shares for one new common share. Completion of the share consolidation is subject to the approval of the Toronto Stock Exchange. See “Explanatory Note Related to Share Consolidation”.

Concurrent with the completion of Tekmira’s acquisition in May 2008 of all outstanding shares of Protiva, Tekmira completed a private placement of shares with Alnylam and Roche. Under the share subscription agreements entered into in respect of this share purchase, under which Alnylam and Roche each purchased 2,083,333 common shares (4,166,666 shares in total), Alnylam and Roche were granted pre-emptive purchase rights. Accordingly, Tekmira may not issue any securities unless Alnylam and Roche are offered the right to purchase their pro rata share of the issuance. Certain share issuances are excluded form these pre-emptive subscription rights including share issuance under share incentive plans and acquisitions of control over another entity or its assets. Alnylam and Roche may only exercise their pre-emptive rights if the party exercising the rights holds at least 2% of the outstanding common shares of Tekmira as calculated on a non-dilutive basis. The pre-emptive rights granted to Alnylam and Roche expire at the end of May 2012. The 2,083,333 common shares purchased by each of Alnylam and Roche, if their holdings have remain unchanged, each represent approximately 4.0% of our outstanding common shares based on 51,687,069 common shares outstanding as at August 31, 2010.

Common Shares

The holders of our Common shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common share entitles its holder to one vote. Subject to the rights of the holders of preferred shares, the holders of Common shares are entitled to receive on a pro-rata basis such dividends as our board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of Preferred shares. Our Common shares carry no pre-emptive or conversion rights, but, as noted above, certain contractual pre-emptive rights have been granted to Alnylam and Roche.

Preferred Shares

The Preferred shares of Tekmira may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by the directors of Tekmira. The Tekmira Preferred shares are entitled to priority over the Common shares with respect to the payment of dividends and distributions in the event of the dissolution, liquidation or a winding-up. The holders of Preferred shares are entitled to receive notice of any meeting of shareholders and to attend and vote thereat, except as otherwise provided in the rights and restrictions attached to the shares by the directors of Tekmira.

Dividend Policy

We have not paid any dividends since our incorporation. We will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of the board of directors to retain all earnings to finance our business plan.

DESCRIPTION OF WARRANTS

The following description of the terms of Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants. Warrants may be offered separately or in combination with one or more other Securities.

The description of general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants are denominated;

•	the number of Common Shares that may be purchased on the exercise of the Warrants and conditions and procedures that will result in an adjustment of that number;

•	the exercise price of the Warrants and the dates or periods during which the Warrants are exercisable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants; and

•	any other material terms of the Warrants.

Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of Common Shares. We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the currency or currencies in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•

the number of Securities that may be purchased upon exercise of each Unit and the price at which the currency or currencies in which that amount of Securities may be purchased upon exercise of each Unit;

•	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms of the Units.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell Securities to or through dealers. Each Prospectus Supplement will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers, or agents,

•	the purchase price of, and form of consideration for, the Securities and the proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation,

•	the offering price for Securities (or the manner of determination thereof if offered on a non-fixed price basis),

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which the securities may be listed.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian provincial and federal securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may overallot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Any offering of Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Warrants or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrants or Units may be sold and purchasers may not be able to resell Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Warrants or Units or as to the liquidity of the trading market, if any, for the Warrants or Units.

PRICE RANGE AND TRADING VOLUME

Our common shares are listed on the TSX under the symbol “TKM” and we have applied to list our common shares on the NASDAQ. Listing on the NASDAQ will be subject to us fulfilling all the listing requirements of the NASDAQ. The following table sets forth, for the 12 month period prior to the date of this Prospectus, the reported high and low prices and the average volume of trading of the common shares on the TSX:

Month	High	Low	Average Volume
October, 2009	$1.18	$0.90	24,945
November, 2009	$1.10	$0.92	46,313
December, 2009	$1.00	$0.80	30,973
January, 2010	$0.96	$0.71	77,139
February, 2010	$0.81	$0.69	28,612
March, 2010	$0.94	$0.69	47,278
April, 2010	$0.96	$0.86	46,880
May, 2010	$1.45	$0.90	136,785
June, 2010	$1.84	$1.10	120,649
July, 2010	$1.95	$1.25	168,130
August, 2010	$1.75	$1.46	40,029
September, 2010(1)	$1.70	$1.53	59,929

(1)	To and including September 8, 2010

PRIOR SALES

Except as disclosed below, no other Common Shares or securities exchangeable or convertible into Common Shares have been issued during the 12 month period preceding the date of this Prospectus.

The following table summarizes the issuance by us of stock options within the 12 month period preceding the date of this Prospectus:

Date of grant	Number of options	Exercise price
January 28, 2010	950,250	$0.77
May 11, 2010	4,000	$0.96
June 1, 2010	2,100	$1.32
June 25, 2010	3,000	$1.41
August 9, 2010	1,000	$1.61
September 7, 2010	100,000	$1.64

The following table summarizes the issuance by us of our Common Shares pursuant to the exercise of stock options within the 12 month period preceding the date of this Prospectus:

Date of exercise	Number of options	Exercise price
September 28, 2009	4,250	$0.30
October 9, 2009	500	$0.30
October 15, 2009	1,111	$0.30
October 15, 2009	3,000	$0.60
October 15, 2009	900	$0.34
October 16, 2009	3,000	$0.60
October 16, 2009	4,500	$0.36
January 22, 2010	667	$0.30
June 4, 2010	1,000	$0.77
June 4, 2010	2,111	$0.30
June 4, 2010	3,000	$1.12
June 7, 2010	3,151	$1.08
June 7, 2010	2,100	$0.60
June 7, 2010	5,250	$1.12
June 7, 2010	625	$0.77
June 7, 2010	1,250	$0.30
June 10, 2010	4,464	$1.12
July 8, 2010	1,200	$0.62
August 6, 2010	70	$0.30
August 6, 2010	1,000	$0.77
August 18, 2010	833	$0.95
August 18, 2010	555	$0.30
August 18, 2010	250	$0.77
August 26, 2010	8,500	$0.60
August 27, 2010	2,550	$0.62
August 27, 2010	5,555	$0.30

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any of the Securities by an investor who is a United States person (within the meaning of the United States Internal Revenue Code).

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters relating to the Securities offered by this Prospectus will be passed upon for us by Farris, Vaughan, Wills & Murphy, LLP, with respect to matters of Canadian law, and Fenwick & West LLP, with respect to matters of United States law. The partners and associates of Farris, Vaughan, Wills & Murphy, LLP and Fenwick & West LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by Tekmira.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Accountants, of Vancouver, British Columbia. The Company’s transfer agent and registrar is CIBC Mellon Trust Company at its offices in Vancouver, British Columbia.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part:

•	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

•	the consent of our auditors KPMG LLP;

•	the consent of our Canadian counsel Farris, Vaughan, Wills & Murphy LLP;

•	powers of attorney from our directors and officers; and

•	Form F-X — Appointment of Agent for Service of Proceeds and Undertaking.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying Prospectus Supplement relating to securities purchased by a purchaser and any amendment thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus, the accompanying Prospectus Supplement or any amendment contains a misrepresentation or are not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation in the purchaser’s province. If a particular offering of Securities is on a non-fixed price basis, this right may only be exercised within two business days after the receipt or deemed receipt of a Prospectus Supplement and any amendment thereof, irrespective of the determination at a later date of the purchase price of the Securities distributed. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, the Registrant may, subject to Section 163 of the Act, indemnify an individual who:

•	is or was a director or officer of the Registrant;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Registrant; or (ii) at the request of the Registrant, or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Registrant or an associated corporation, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable and the Registrant may, subject to section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party:

•	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by the Registrant;

•	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Regsitrant’s articles. The failure of an eligible party to comply with the Act or the articles of the Registrant does not, of itself, invalidate any indemnity to which he or she is entitled under the articles of the Registrant.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position with the Registrant.

The Registrant has entered into indemnity agreements, or Indemnity Agreements, with each of the directors of the Registrant and certain officers of the Registrant, each an Indemnitee, which provide that, subject to the conditions outlined below, that the Registrant shall indemnify and save harmless the Indemnitee, and the Indemnitee’s successors, heirs and personal representatives (together with the Indemnitee, the Indemnified Parties) against and from:

•

any and all actions and claims, whether current, threatened, pending or completed, whether civil, criminal, quasi-criminal or administrative, of every nature and kind whatsoever which may be brought or made by any person, firm, corporation or government, or by any governmental department, body, commission, board, bureau, agency or instrumentality against the Indemnified Parties in connection with the Indemnitee’s execution of the duties of his office held as an officer or director with the Registrant or any affiliate of the Registrant from time to time;

•

any and all costs, damages, charges, expenses (including legal fees and disbursements, on a full indemnity basis), fines, liabilities (statutory or otherwise), losses and penalties which the Indemnitee may sustain, incur or be liable for in consequence of his acting as a director or officer of the Registrant or any affiliate of the Registrant from time to time, whether sustained or incurred by reason of the Indemnitee’s negligence, default, breach of duty, breach of trust, failure to exercise due diligence or otherwise in relation to the Registrant or any of its affiliates from time to time, or any of their respective affairs;

Notwithstanding the above, the Registrant shall not be obligated to indemnify or save harmless the Indemnified Parties under the Indemnity Agreements against and from any action, claim, cost, damage, charge, expense, fine, liability, loss or penalty:

•	if in respect thereof the Indemnitee failed to act honestly and in good faith with a view to the best interests of the Registrant or its affiliate as the case may be;

•	in the case of a criminal or administrative action or proceeding, if the Indemnitee did not have reasonable grounds for believing that his conduct was lawful;

•	arising out of any act, error or omission of the Indemnitee that is fraudulent or malicious and that is committed by the Indemnitee with actual fraudulent or malicious purpose or intent; or

•

for which he is entitled to indemnity pursuant to any valid and collectible policy of insurance, to the extent of such insurance. Where partial indemnity is provided by such policy of insurance, the obligation of the Registrant shall continue in effect but be limited to that portion of the liability for which indemnity is not provided by such policy.

Underwriters, dealers or agents who participate in a distribution of Securities may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933 and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits

See Exhibit Index following the signature pages of this Registration Statement.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

At the time of filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on September 10, 2010.

TEKMIRA PHARMACEUTICALS CORPORATION.

By:	/s/ MARK J. MURRAY
Name:	Mark J. Murray
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark J. Murray and Ian C. Mortimer, either of whom may act without the joinder of the other, as the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form F-10 (including any subsequent registration statement for the same offering which may be filed under the Securities Act of 1933), and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated below on September 10, 2010.

III-1

Signature	Title

/s/ MARK J. MURRAY Mark J. Murray	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ IAN C. MORTIMER Ian C. Mortimer	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ DANIEL KISNER Daniel Kisner	Director (Chairman)

Michael J. Abrams	Director

Arthur M. Bruskin	Director

/s/ KENNETH GALBRAITH Kenneth Galbraith	Director

/s/ DONALD G. JEWELL Donald G. Jewell	Director

/s/ FRANK KARBE Frank Karbe	Director

R. Ian Lennox	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-10, solely in the capacity of the duly authorized representative of Tekmira Pharmaceuticals Corporation in the United States, on September 10, 2010.

By:	/s/ MARK J. MURRAY
Name:	Mark J. Murray
Title:	Authorized Signatory

III-2

EXHIBIT INDEX

Exhibit Number	Description

4.1	The Registrant’s unaudited Canadian GAAP financial statements for the second quarter and first half of 2010 and 2009, including information regarding the impact upon such financial statements of significant differences between Canadian GAAP and U.S. GAAP.

4.2	The Registrant’s Management’s discussion and analysis of financial condition and results of operations dated August 12, 2010 for the three and six month period ended June 30, 2010.

4.3	The Registrant’s material change report dated July 25, 2010 with respect to the Registrant’s contract with the United States Department of Defense Chemical and Biological Defense Program through the United States Army Space and Missile Defense Command to advance an RNAi therapeutic utilizing the Company’s lipid nanoparticle technology to treat Ebola virus infection.

4.4	The Registrant’s management proxy circular dated May 12, 2010, prepared in connection with the annual meeting of the Registrant’s shareholders held on June 23, 2010.

4.5	The Registrant’s annual information form dated March 31, 2010 for the fiscal year ended December 31, 2009.

4.6	The Registrant’s audited Canadian GAAP financial statements for the first quarter of 2010, unaudited financial statements for the first quarter of 2009 and audited financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, including information regarding the impact upon such financial statements of significant differences between Canadian GAAP and U.S. GAAP.

4.7	The Registrant’s management’s discussion and analysis of financial condition and results of operations dated March 17, 2010 for the year ended December 31, 2009.

5.1	Consent of KPMG LLP.

5.2	Consent of Farris, Vaughan, Wills & Murphy LLP.

6.1	Powers of Attorney (included on the signature pages to this Registration Statement).